Exhibit 10.1

CONFIDENTIAL

FINAL

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

SECURA BIO, INC. (“PURCHASER”) and

VERASTEM, INC. (“SELLER”)

Dated as of August 10, 2020

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. OMISSIONS ARE DESIGNATED [***]

TABLE OF CONTENTS

Page

Article 1 THE TRANSACTIONS1

1.1 Purchased Assets1

1.2 Excluded Assets3

1.3 Excluded Liabilities4

1.4 Non-Assignable Assets5

1.5 Shared Contracts6

Article 2 UP-FRONT CONSIDERATION FOR TRANSFER6

2.1 Purchase Price and Assumption of Assumed Liabilities6

2.2 Withholding Taxes6

Article 3 CONTINGENT PAYMENTS AND RELATED OBLIGATIONS.7

3.1 Milestone Payments7

3.2 Royalty Payments9

3.3 Payments10

3.4 No Adjustment10

3.5 Infinity Agreement.10

3.6 Record Keeping11

3.7 Audits11

3.8 Diligence Obligations12

3.9 Material License Agreements.13

3.10 Existing Licensees.13

Article 4 CLOSING AND CLOSING DELIVERIES13

4.1 Closing; Time and Place13

4.2 Deliveries by Seller Entities13

4.3 Deliveries by Purchaser14

Article 5 REPRESENTATIONS AND WARRANTIES OF SELLER15

5.1 Organization and Good Standing15

5.2 Financial Information15

5.3 Purchased Inventory15

5.4 Absence of Changes16

5.5 Taxes18

5.6 Solvency; No Fraudulent Conveyance19

5.7 Reserved19

i

5.8 Intellectual Property19

5.9 Authority; Binding Nature of Agreements22

5.10 No Conflicts; Required Consents23

5.11 Material Contracts23

5.12 Insurance25

5.13 Real Property26

5.14 Environmental Matters26

5.15 Compliance with Laws26

5.16 Product Liability; Governmental Approvals26

5.17 Proceedings and Orders27

5.18 Title, Condition and Sufficiency of Assets27

5.19 Brokers28

5.20 Regulatory Matters.28

5.21 Full Disclosure31

Article 6 REPRESENTATIONS AND WARRANTIES OF PURCHASER31

6.1 Organization and Good Standing31

6.2 Authority; Binding Nature of Agreements31

6.3 No Conflicts; Required Consents32

6.4 Sufficient Funds; Note Purchase Agreement32

6.5 Proceedings and Orders33

6.6 Brokers33

6.7 Condition of the Business.33

Article 7 PRE-CLOSING COVENANTS33

7.1 Conduct of the Business Prior to Closing33

7.2 No Solicitation34

7.3 Access to Information35

7.4 Commercially Reasonable Efforts35

7.5 Governmental Review35

7.6 Consents36

7.7 Regulatory Matters.37

7.8 Note Purchase Agreement and Convertible Promissory Note Purchase Agreement.37

7.9 Cooperation.38

7.10 Transitional Trademark License39

Article 8 POST-CLOSING COVENANTS40

8.1 Cooperation40

8.2 Return of Assets; Transfer of Purchased Assets42

8.3 Records and Documents42

8.4 Bulk Sales Waiver42

8.5 Confidentiality42

8.6 Non-Solicitation of Employees43

8.7 Non-Competition43

8.8 Scope and Choice of Law44

8.9 Remedy for Breach44

8.10 Accounts Receivable44

8.11 Transfer of Seller Intellectual Property45

Article 9 RESERVED45

Article 10 CONDITIONS TO CLOSING45

10.1 Conditions to Purchaser’s Obligation to Close45

10.2 Conditions to Seller’s Obligation to Close45

10.3 Conditions to Obligations of Each Party to Close46

Article 11 TAX MATTERS46

11.1 Purchase Price Allocation46

11.2 Transfer Taxes47

11.3 Cooperation; Allocation of Taxes47

Article 12 TERMINATION48

12.1 Circumstances for Termination48

12.2 Effect of Termination48

Article 13 INDEMNIFICATION48

13.1 Indemnification by Seller48

13.2 Indemnification by Purchaser49

13.3 Time for Claims49

13.4 Procedures for Indemnification49

13.5 Limitations on Indemnification51

13.6 Limitations on Select Intellectual Property Indemnification52

13.7 Third Party Contributors52

13.8 Right of Setoff.53

13.9 Remedies Exclusive53

13.10 Tax Treatment of Indemnification53

Article 14 MISCELLANEOUS PROVISIONS53

14.1 Expenses53

14.2 Interpretation53

14.3 Entire Agreement54

14.4 Amendment, Waivers and Consents54

14.5 Successors and Assigns54

14.6 Governing Law55

14.7 Jurisdiction; Waiver of Jury Trial55

14.8 Rules of Construction55

14.9 Severability55

14.10 Exhibits and Schedules55

14.11 Notices55

14.12 Rights of Parties56

14.13 Public Announcements56

14.14 Counterparts57

14.15 Specific Performance57

14.16 Waiver of Conflicts.57

EXHIBITS

Exhibit ACertain Definitions

Exhibit BGeneral Assignment and Bill of Sale

Exhibit CIP Assignment

Exhibit DPatent Assignment

Exhibit ETrademark Assignment

Exhibit FTerm Sheet for Transition Services Agreement

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of August 10, 2020, by and between:

(A)Secura Bio, Inc., a Delaware corporation (“Purchaser”) and

(B)Verastem, Inc., a Delaware corporation (“Seller”).

The capitalized terms used in this Agreement are defined in Exhibit A hereto, unless otherwise defined herein.

RECITALS

WHEREAS, Seller and Verastem Europe GmbH, a wholly-owned subsidiary of Seller incorporated in Germany (the “Seller Subsidiary” and, together with Seller, the “Seller Entities”) are engaged in, among other things, certain activities relating to the Business; and

WHEREAS, Seller desires to sell to, or cause the Seller Subsidiary to sell to, Purchaser, and Purchaser desires to purchase from the Seller Entities, certain assets of the Seller Entities used in the Business, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article 1

THE TRANSACTIONS
1.1Purchased Assets.  Subject to the terms and conditions of this Agreement (including Section 1.4 and Section 1.5), at the Closing, Seller shall, and shall cause the Seller Entities (including the Seller Subsidiary), as applicable, to, sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase from the Seller Entities, all of their respective right, title and interest in, to and under all assets of the Seller Entities used or held for use primarily in the operation of, or otherwise primarily relating to the Business or any of the Products (provided, that, with respect to Intellectual Property Rights and assets described in Section 1.1(b) below, Seller shall, and shall cause the Seller Entities (including the Seller Subsidiary), as applicable, to, sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase from the Seller Entities, all of their respective right, title and interest in, to and under all such Intellectual Property Rights and assets of the Seller Entities used or held for use in the operation of, or otherwise relating to the Business or any of the Products), including the following (collectively, the “Purchased Assets”):
(a)Purchased Inventory.  Except for the Excluded Inventory, all inventory related to the Business or any of the Products wherever located, including the items of inventory described in Schedule 1.1(a) and owned by the Seller Entities as of the Closing Date

(collectively, the “Purchased Inventory”), and any and all rights to market and sell all such Purchased Inventory;
(b)Intellectual Property.  (i) The Seller Intellectual Property and (ii) all rights and interests of any of the Seller Entities in, to and under any Licensed Intellectual Property Rights, together with (iii) all rights to enforce the Intellectual Property Rights described in clauses (i) – (ii) and all income, royalties, milestone payments, other license or sublicense-related rights to receive damages and payments due or payable as of the Closing or thereafter, including damages and payments for past, present or future infringements, violations or misappropriations thereof, the right to seek, recover and secure damages for past, present or future infringements, violations or misappropriations thereof and any and all corresponding rights and remedies therein under the laws of all jurisdictions that, now or hereafter, may be secured throughout the world; provided, however, that this Section 1.1(b) expressly excludes the any rights of the Seller Entities with respect to the Contingent Payments;
(c)Contracts.  The Material License Agreements and the Contracts identified on Schedule 1.1(c) and any other Contracts primarily related to the Business or Products entered into by the Seller Entities prior to the Closing in compliance with Section 7.1 (collectively, the “Assigned Contracts”);
(d)Contract Claims.  All claims and other rights arising from any of the Assigned Contracts, including any of the foregoing relating to the performance or breach by third parties of their obligations under the Assigned Contracts that occur after the Closing and in each case, to the extent relating to any Assumed Liability;
(e)IT Hardware.  All information technology hardware assets identified on Schedule 1.1(e);
(f)Regulatory Documentation.  All Regulatory Documentation to the extent used or held for use in the operation of, or otherwise relating to, the Business or any of the Products or any filing or submission for Regulatory Approval of any of the Products.
(g)Clinical Trials.  All Clinical Trials conducted in respect of the Business or any of the Products, and all data, materials and reports to the extent related thereto.
(h)Books and Records.  All other design documents, certificates of analysis files, product specifications, validation documentation, packaging specifications, batch records, quality control standards, customer lists, sales, licensing, sublicensing, royalties, milestone and other payment-related data, information and reports, including all information, data and reports from or with respect to sales activities, sales representatives, customer and sales leads, customer and physician visit and meeting reports, in each case, to the extent related to the Business, any of the Products or the Purchased Assets, on whatever medium (including paper and electronic media) and all books of account, general and financial records of or to the extent related to the Business or any of the Products (other than minute books, organizational documents, stock records and similar records of the Seller Entities) (collectively, the “Books and Records”) in the possession of any of the Seller Entities;

(i)Equipment and Machinery.  All equipment and machinery identified on Schedule 1.1(i), and the spare parts to the extent primarily related to such equipment and machinery;
(j)Sales and Promotional Items.  All sales and promotional literature, collateral, brochures, mailers, forms, displays, documentation, manuals and other sales-related materials used or held for use in the operation of, or otherwise related to, the Business or any of the Products;
(k)Goodwill.  All goodwill of the Seller Entities of every kind and description pertaining to the Business, together with the exclusive right of Purchaser to represent itself as carrying on the Business in succession to the Seller Entities;
(l)Regulatory Approvals.  All Regulatory Approvals of the Seller Entities related to the Business or any of the Products, it being expressly understood that if a Regulatory Application is not transferrable or cannot be transferred, then any Marketing Authorization related to such Regulatory Application shall be transferred by the Seller Entities to Purchaser or its Affiliates at the time when the Marketing Authorization is issued;
(m)Prepaid Expenses.  All deposits and prepaid expenses with respect to any of the Assigned Contracts; and
(n)Other Assets.  The other assets of the Seller Entities identified on Schedule 1.1(n).
1.2Excluded Assets.
(a)Notwithstanding any other provision of this Agreement, the Purchased Assets shall not include, and the Seller Entities hereby retain and shall not sell, transfer, convey, assign or deliver to Purchaser, any property or assets of the Seller Entities not expressly set forth in Section 1.1 or any property or assets specifically set forth below (collectively, the “Excluded Assets”), which include the following:
(i)any cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of indebtedness issued or guaranteed by any Governmental Authority, in each case, held by the Seller Entities (whether or not arising from the conduct of the Business);
(ii)any accounts receivable of the Seller Entities, including any accounts receivable of the Business as of the Closing (collectively, the “Accounts Receivable”);
(iii)the items of inventory in the quantities described in Schedule 1.2(a)(iii) (the “Excluded Inventory”);
(iv)the Seller Marks;

(v)any Intellectual Property Rights of the Seller Entities other than the Seller Intellectual Property;
(vi)(A) all Tax losses and credits, Tax loss and credit carry forwards and other Tax attributes of the Seller Entities, and (B) all deposits or advance payments with respect to Taxes, and any claims, rights and interest in and to any refund, credit or reduction of Taxes, in each case with respect to the Purchased Assets for any Pre-Closing Tax Period;
(vii)all Tax Returns and other Tax records of the Seller Entities or their Affiliates not relating exclusively to the Business, the Purchased Assets or the Assumed Liabilities;
(viii)all intercompany accounts receivable and intercompany notes where the obligor is a Seller Entity or any Affiliate of a Seller Entity;
(ix)any claims under insurance policies maintained by any Seller Entities or their Affiliates;
(x)any laptops, desktops, computer peripherals or related computer hardware other than the assets included among the Purchased Assets pursuant to Section 1.1(i) above;
(xi)all rights of the Seller Entities under this Agreement and any other Transaction Agreement;
(xii)the lease agreement, dated as of April 15, 2014 and amended as of February 15, 2018, for approximately 27,810 square feet of office space in Needham, Massachusetts; and
(xiii)the assets of the Seller Entities identified on Schedule 1.2.
(b)Without limiting Purchaser’s rights under Article 13, Purchaser expressly acknowledges that it is not acquiring any rights whatsoever to the Intellectual Property Rights of the Seller Entities that are Excluded Assets.
1.3Excluded Liabilities.  The Seller Entities and their Affiliates shall retain, and shall be responsible for paying, performing and discharging when due, and the Purchaser shall not assume or have any responsibility for, any liabilities or obligations, contingent or otherwise of the Seller Entities or their Affiliates other than the Assumed Liabilities, including the following obligations and liabilities (all such obligations and liabilities not being assumed by Purchaser, including the matters set forth below in this Section 1.3, being herein called collectively, the “Excluded Liabilities”):
(a)all such liabilities and obligations of the Seller Entities arising from the Excluded Assets;

(b)all liabilities and obligations of the Seller Entities relating to the employment or termination of or for severance amounts paid, payable or otherwise owing to any current or former employee of any Seller Entity;
(c)all liabilities and obligations arising under United States Worker Adjustment and Retraining Notification Act of 1988 or similar foreign, state or local Legal Requirement (“Worker Notification Law”) as a result of the termination of employment of any employee of any Seller Entity by a Seller Entity;
(d)all liabilities and obligations of the Seller Entities relating to any Employee Benefit Plan maintained, contributed to or required to be contributed by any Seller Entity or Affiliate of any Seller Entity or for which any Seller Entity or Affiliate is otherwise liable or obligated;
(e)any such liabilities with respect to indemnification of any Purchaser Indemnified Persons for any Purchaser Damages pursuant to Section 13.1;
(f)all debt of the Seller Entities for borrowed money;
(g)subject to the provisions of Article 11 and Article 13, all liabilities for Taxes with respect to the Purchased Assets, the Business or the Assumed Liabilities that are attributable to a Pre-Closing Tax Period;
(h)all liabilities or obligations in respect of claims by customers or Governmental Authorities, in each case, with respect to Product sold prior to the Closing Date;
(i)all liabilities and obligations related to Product warranty claims (regardless of whether the applicable warranty is express or implied) or related to the commercialization of the Product, in each case, with respect to Product sold prior to the Closing Date;
(j)all liabilities or obligations with respect to claims, whether founded upon negligence, breach, strict liability or other legal theory, seeking compensation or recovery for personal injury or property damage and resulting from defects or alleged defects or an alleged failure to warn for Product sold prior to the Closing Date; and
(k)all accounts payable, including any payment obligations not yet invoiced for purchases made prior to Closing, of the Seller Entities.
1.4Non-Assignable Assets.
(a)Notwithstanding the foregoing, if any Assigned Contract or other Purchased Asset is not assignable or transferable (each, a “Non-Assignable Asset”) without the consent of, or waiver by, a third party or action by a Governmental Authority (each, an “Assignment Consent”), either as a result of the provisions thereof or applicable Legal Requirements, and if any such Assignment Consent is not obtained on or prior to the Closing Date, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer of such Non-Assignable Asset, and such Non-Assignable Asset shall not be included in the

Purchased Assets.  Instead, without limiting Seller’s obligations under Section 7.6, each of the parties hereto shall use commercially reasonable efforts to obtain all such Assignment Consents after the Closing Date and after any such consents are obtained the Seller Entities shall assign to Purchaser or its designee such Non-Assignable Assets.  Following any such assignment, such assets shall be deemed Purchased Assets for purposes of this Agreement.
(b)For a period of six (6) months after the Closing and subject to payment of the Purchase Price by Purchaser pursuant to Section 2.1, the Seller Entities shall cooperate with Purchaser in any commercially reasonable arrangement designed to provide Purchaser or its designee with all of the benefits of the Non-Assignable Assets after the Closing as if the appropriate Assignment Consents had been obtained, including by granting sublicenses or other rights and establishing arrangements, whereby Purchaser or its designee shall undertake the work necessary to perform under Assigned Contracts.
1.5Shared Contracts.  Seller shall use commercially reasonable efforts prior to the Closing to cause the counterparty to each Shared Contract to consent to the partial assignment of those rights of the applicable Seller Entity under such Shared Contract related to the Business, or to otherwise reasonably cooperate with Purchaser in Purchaser’s efforts to enter into a new contract with such counterparty on substantially the same terms as exist under such Shared Contract, in each case, as of the Closing.  The portion related to the Product of each such Shared Contract for which the parties have received consent to such partial assignment shall thereafter be deemed to be an Assigned Contract hereunder and, if applicable, the Seller Entities shall wholly assign, or partially assign, such portion to Purchaser as of the Closing.  Any Shared Contract for which the arrangements described in this Section 1.5 could not be entered into prior to the Closing shall be a Non-Assignable Asset subject to Section 1.4.
Article 2

UP-FRONT CONSIDERATION FOR TRANSFER
2.1Purchase Price and Assumption of Assumed Liabilities.  As full consideration for the sale, transfer, conveyance, assignment and delivery to Purchaser of the Purchased Assets by the Seller Entities, Purchaser shall (i) deliver to Seller (on behalf of and for the further payment to the Seller Entities consistent with the terms of this Agreement) at the Closing a wire transfer(s) of immediately available funds in an amount equal to seventy million dollars ($70,000,000) (the “Up-Front Purchase Price”), (ii) assume at the Closing and subsequently, in due course, in accordance with the terms applicable thereto, pay, perform and discharge the Assumed Liabilities and (iii) at the applicable times specified in Sections 3.1 and 3.2, deliver to Seller any Contingent Payments, in each case, that is payable to the Seller pursuant to this Agreement (collectively, the “Post-Closing Consideration” and, together with the Up-Front Purchase Price, the “Purchase Price”).  The Up-Front Purchase Price shall be paid by wire transfer(s) of immediately available funds to the wire transfer address(es) of Seller as provided to Purchaser on or before the second (2nd) Business Day prior to the Closing Date.
2.2Withholding Taxes.  Notwithstanding anything to the contrary contained in this Agreement (but subject to Section 14.5 of this Agreement), Purchaser and any other party making a payment pursuant to this Agreement shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person any amounts required under the Code or any other provision of a Legal Requirement related to Tax.  To the extent that amounts are so withheld and remitted to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.  If (i) Seller has delivered the FIRPTA Certificate and an IRS Form W-9 and (ii) Seller Subsidiary has delivered an applicable IRS Form W-8, then prior to deducting and withholding any amounts (other than any amounts subject to compensatory withholding) pursuant to this Section 2.2 (and in any event no later than five (5) calendar days prior to such withholding), the Purchaser shall notify the payee of any amounts that the Purchaser intends to withhold from any payment to such payee hereunder and provide the payee with reasonable support for the basis on which the Purchaser intends to withhold under the Code or any other provision of a Legal Requirement relating to such withholding.  Subsequent to deducting and withholding any amount pursuant to this Section 2.2, the Purchaser shall on a timely basis provide Seller with evidence of the payment of such withheld amount to the appropriate Governmental Authority.  The parties shall reasonably cooperate with each other (including, without limitation, the provision of a tax certification or a claim to reduce or exempt any withholding under an applicable tax treaty), as and to the extent reasonably requested by the other party, to minimize or eliminate any potential deductions and withholdings that the Purchaser or such other party may believe is required to be made under the Code or any other provision of a Legal Requirement related to Tax.
Article 3

CONTINGENT PAYMENTS AND RELATED OBLIGATIONS.
3.1Milestone Payments.
(a)Regulatory Milestone Payments.  Purchaser will pay Seller the applicable amount set forth below within thirty (30) days following the occurrence of each applicable event (each event, a “Regulatory Milestone Event”) described in rows (i) and (ii) of Table A, respectively (each amount, a “Regulatory Milestone Payment”).

Table A: Regulatory Milestone Events and Payments

	Regulatory Milestone Event	Regulatory Milestone Payment
(i)	The first Regulatory Approval (excluding pricing and reimbursement approval) for the commercial sale of Copiktra in the European Union (EU) by the European Commission or by the competent authority of any EU Member State for the treatment of Peripheral T-Cell Lymphoma.	$10,000,000

	Regulatory Milestone Event	Regulatory Milestone Payment
(ii)	The first approval of an NDA for Copiktra in the United States by the United States Food and Drug Administration (the “FDA”) for the treatment of Peripheral T-Cell Lymphoma (the “US PTCL Approval”).	$35,000,000

Each of the Milestone Payments set forth in Table A above will be payable only once.

(b)Sales Milestone Payments.  Purchaser will pay Seller the following one time payments (each, a “Sales Milestone Payment,” and together with the Regulatory Milestone Payments, the “Milestone Payments”) when aggregate worldwide Net Sales of the Product, measured from and after the First Commercial Sale of the Product in the first country in the world (the “Total Net Sales”), first reach the respective thresholds indicated below:

Table B: Sales Milestone Payments

Total Net Sales	Sales Milestone Payment
Total Net Sales exceeding $100,000,000	$10,000,000
Total Net Sales exceeding $200,000,000	$15,000,000
Total Net Sales exceeding $300,000,000 (the “Third Sales Milestone”).	$25,000,000

Purchaser will make each Sales Milestone Payment set forth in Table B above to Seller within thirty (30) days after the end of the calendar quarter in which the corresponding Total Net Sales threshold set forth in Table B is met, and such payment will be accompanied by a notice identifying the Net Sales and the amount payable to Seller under this Section 3.1(b); provided, that to the extent the Third Sales Milestone is achieved prior to the achievement of the US PTCL Approval, the payment set forth opposite the Third Sales Milestone in Table B above will not become payable unless and until such time as the US PTCL Approval is achieved (at which point, for the avoidance of doubt, such payment will be payable).  In the event that more than one of the Total Net Sales thresholds set forth in Table B above are achieved in the same calendar quarter, then each applicable Sales Milestone Payment will become due and payable to Seller following the conclusion of such calendar quarter.  Each of the Milestone Payments set forth in Table B above will be payable only once.

(c)Licensee Revenue Payments.  Purchaser will pay to Seller (i)(A) fifty percent (50%) of all royalty payments and (B) fifty percent (50%) of all milestone payments and Sublicense Revenue Payments, in each case ((A) and (B)) actually paid (without regard to any offset or deduction against amounts due and payable to Purchaser by such Existing Licensees, their Affiliates and sublicensees, but after reduction for amounts that will be withheld or deducted under then-applicable Tax laws from such payments, but subject to the proviso below) to Purchaser by the Existing Licensees, their Affiliates and sublicensees pursuant to the Existing Licenses specifically as consideration for the rights to develop, manufacture, commercialize or otherwise exploit the Product and (ii) (A) fifty percent (50%) of all royalty payments and (B) fifty percent (50%) of all milestone payments, in each case ((A) and (B)) actually paid to Purchaser by its other licensees and sublicensees (other than Existing Licensees, their Affiliates and sublicensees) (without regard to any offset or deduction against amounts due and payable to Purchaser by Purchaser’s licensees or sublicensees, but after reduction for amounts withheld or deducted under then-applicable Tax laws by Purchaser’s licensees or sublicensees) specifically as consideration for the rights to develop, manufacture, commercialize or otherwise exploit the Product in jurisdictions outside of the Royalty Territory ((i) and (ii) collectively, the “Product License Payments”); provided however, that, notwithstanding anything to the contrary contained herein, the amounts payable to Seller by the Purchaser under clause (i) of this Section 3.1(c) shall not be reduced by amounts withheld or deducted by an Existing Licensee under then-applicable Tax laws in respect of payments made by the Existing Licensee to the Purchaser under an Existing License to the extent of any deductions or withholding that would not have been made by such Existing Licensee under then-applicable Tax laws on a direct payment to Seller, assuming for this purpose that the Seller had timely provided valid tax certifications or treaty claims that it was qualified to make. For the avoidance of doubt, (1) with respect to the Existing Licenses, the Product License Payments shall be determined based on the Existing Licenses as such agreements exist on the Closing Date hereof, with regard only to any amendments thereto entered into after the Closing Date effected in accordance with Section 3.9 and (2) in the event that any Product License Payment (or portion thereof) owed to Seller hereunder would also result in a Royalty Payment obligation of Purchaser under Section 3.2, then such amount shall only be captured as a Product License Payment under this Section 3.1(c), and such amount shall not be included in the calculation of Royalty Payments in Section 3.2.
3.2Royalty Payments.
(a)Royalty Rates.  Subject to Sections 3.1(c) and 3.2(c), Purchaser will pay Seller a royalty equal to [***] percent ([***]%) (the “Royalty Rate”) of the annual aggregate Net Sales of the Product above one hundred million dollars ($100,000,000), by Purchaser, its Affiliates or licensees or sublicensees within the Royalty Territory (but excluding the Existing Licensees, their Affiliates and sublicensees and any other licensees or sublicensees in jurisdictions outside of the Royalty Territory) in each instance, within the Royalty Territory during each calendar year of the applicable Royalty Term for the Product (the “Royalty Payments”).
(b)Royalty Statements and Payments.  Within twenty-five (25) Business Days of the end of each calendar quarter, Purchaser will deliver to Seller a report setting forth, for such calendar quarter, the following information, on a country-by-country (in the Royalty Territory) basis: (A) Net Sales of the Product (including aggregate total Net Sales, Net Sales in such calendar quarter and year-to-date Net Sales) and (B) the calculation for, and the total amount of, the royalties due to Seller for such calendar quarter.  Purchaser will remit to the Seller the total royalty due for the sale of the Product during the applicable calendar quarter at the time each such report is delivered.
(c)Loss of Exclusivity.  With respect to a Product in a country in the Royalty Territory, if (A) there is Generic Competition in such country, or (B) the Seller Registered

Intellectual Property Rights do not include any Valid Claims that cover or claim the exploitation of such Product in such country, then in either case ((A) or (B)), the Royalty Rate for such Product in such country shall be reduced to [***]percent ([***]%) for the remainder of the applicable Royalty Term.  For the avoidance of doubt, and except as expressly set forth in Article 13, the Royalty Rate payable pursuant to Section 3.2(a) with respect to a particular Product in a particular territory shall never be less than [***] percent ([***]%) during the Royalty Term, regardless of whether both of the foregoing (A) and (B) are met with respect to such Product in such country.
3.3Payments.
(a)Currency.  As applicable, Net Sales that are recorded in local currencies other than United States dollars will be translated into United States dollars in a manner consistent with Purchaser’s normal practices used to prepare its audited financial statements for external reporting purposes, provided that such practices use a widely accepted source of published exchange rates.  In the event that Purchaser does not utilize a widely accepted source of published exchange rates, then such amounts will be translated into United States dollars using the applicable currency conversion rate as published in The Wall Street Journal, Eastern Edition, (i) for sales, on the last Business Day of the applicable calendar quarter for the calendar quarter in which the relevant sales were made or (ii) for calculations of all other payments payable under this Article 3, on the day the payment obligation accrued.
(b)Method of Payment.  Each payment made pursuant to this Article 3 will be made by wire transfer(s) of immediately available funds to such bank account as Seller will designate in writing to Seller at least ten (10) days before the payment is due.
(c)Late Payments.  Interest on any late payment by Purchaser shall accrue from the date such payment was originally due at a rate equal to two percent (2%) above the prime rate of interest as reported in the Wall Street Journal on the date payment was due.  Such interest shall be computed on the basis of a year of 360 days for the actual number of days payment is delinquent.
3.4No Adjustment.  Except as provided herein (including within the definition of Net Sales and in Sections 1.3, 3.1(c), 3.2(c) and 13.8), (a) no adjustments or offsets are permitted under this Agreement to the Contingent Payments payable to Seller pursuant to Sections 3.1 and 3.2 and (b) as between the parties, Purchaser will be solely responsible for all obligations (including any milestone, royalty or other obligations that relate to the Product) under the Material License Agreements and Purchaser’s other existing or future agreements with third parties.
3.5Infinity Agreement.
(a)Without limiting Sections 1.3 and 13.8, as between the parties, Purchaser will be solely responsible for all financial obligations (including any royalty obligations) payable to Infinity Pharmaceuticals, Inc. (“Infinity”) or its Affiliates (or their respective successors or assignees) pursuant to that License Agreement dated as of October 29, 2016 between Infinity Pharmaceuticals, Inc. and Seller, as amended and restated on November 1, 2016 (the “Infinity Agreement”), that arise due to the practice or use by Purchaser, its Affiliates, licensees or sublicensees of the Seller Intellectual Property, or any other Purchased Assets, in each case, from and after the Closing.
(b)During the Royalty Term, if Purchaser receives notice of an alleged default or breach by Purchaser or its Affiliates, licensees or sublicensees under the Infinity Agreement, then Purchaser shall provide written notice thereof to Seller as soon as reasonably practicable. During the Royalty Term, Purchaser will also provide written notice to Seller if (x) Purchaser determines that it will decline to use Diligent Efforts to cure any such alleged default or breach that Purchaser does not reasonably dispute in good faith, or (y) Purchaser has failed to cure such undisputed default or breach by the applicable cure period provided under the Infinity Agreement.
(c)During the Royalty Term, in the event of a termination of the Infinity Agreement solely as a result of Purchaser’s material breach thereof (an “Infinity Default Event”), Purchaser shall pay Seller liquidated damages in the amount of seventy million dollars ($70,000,000), which liquidated damages shall not be a non-exclusive remedy; provided, however, that the parties hereto agree that any Contingent Payments shall reduce such amount on a dollar-for-dollar basis.  The parties agree that an Infinity Default Event by Purchaser will materially and adversely impact the consideration that Seller has bargained for under this Agreement, and that, the provisions in this Section 3.5(c) constitute reasonable liquidated damages (and not a penalty) and a reasonable remedy to compensate Seller for its losses resulting from such Infinity Default Event.
3.6Record Keeping.  Purchaser will keep, and will use Diligent Efforts to require its Affiliates, licensees and sublicensees to keep, books and accounts of record in connection with the sale of the Product in sufficient detail to permit accurate determination of all figures necessary for verification of the Contingent Payments to be paid hereunder.  Purchaser and its Affiliates will maintain such records for a period of at least three (3) years after the end of the calendar quarter in which they were generated, or such longer period as is required by applicable Legal Requirements.
3.7Audits.
(a)Upon reasonable prior notice from Seller, Purchaser will permit, and will cause its Affiliates, licensees and sublicensees to permit, an independent certified public accounting firm of nationally recognized standing selected by Seller and reasonably acceptable to Purchaser, to examine, at Seller’s sole expense, the relevant sales and financial books and records of Purchaser, its Affiliates, licensees and sublicensees, in all cases as reasonably necessary and solely to verify the amounts reported by Purchaser in accordance with Sections 3.1 and 3.2 and the payment of Contingent Payments hereunder.  An examination by Seller under this Section 3.7 will occur not more than once in any calendar year and will be limited to the pertinent books and records for any calendar year ending not more than three (3) years before the date of the request.  The accounting firm will be provided access to such books and records at the facility(ies) of Purchaser, its Affiliates, licensees or sublicensees, as applicable, where such books and records are normally kept and such examination will be conducted during normal business hours.  Purchaser may require the accounting firm to sign a reasonably acceptable non-disclosure agreement before providing the accounting firm with access to facilities or records.  Upon completion of the audit, the accounting firm will provide both Seller and Purchaser a written report disclosing any discrepancies in the reports submitted by Purchaser or the Contingent Payments paid by Purchaser, and, in each case, the specific details concerning any discrepancies.
(b)Underpayments/Overpayments.  If such accounting firm concludes that additional Contingent Payments were due to Seller, then Purchaser will pay to Seller the additional Contingent Payments within thirty (30) days of the date Purchaser receives such accountant’s written report.  Further, if the amount of such underpayments exceeds more than ten percent (10%) of the amount that was properly payable to Seller, then Purchaser will reimburse Seller for Seller’s out-of-pocket costs in connection with the audit.  If such accounting firm concludes that Purchaser overpaid Contingent Payments to Seller, then such overpayments will, at Purchaser’s option, be credited against future amounts payable by Purchaser to Seller under Sections 3.1 and 3.2 or promptly refunded to Purchaser.
(c)Confidentiality.  Notwithstanding any provision of this Agreement to the contrary all reports and financial information of Purchaser or its Affiliates, licensees (including the Existing Licensees) or sublicensees which are provided to or subject to review by Seller or its designee under this Section 3.7 will be at all times deemed to be Purchaser’s Confidential Information and treated as such.
3.8Diligence Obligations.  During the Royalty Term, Purchaser agrees as follows:
(a)Development and Regulatory Approval.  Purchaser shall, either itself or through its Affiliates, licensees (including the Existing Licensees) or sublicensees, use Diligent Efforts to develop and manufacture the Product and to pursue the Regulatory Milestone Events set forth in Table A of Section 3.1(a).
(b)Commercialization.  Purchaser shall, either itself or through its Affiliates, licensees (including the Existing Licensees) or sublicensees, comply with the obligations set forth in Section 5.2 of the Infinity Agreement (as in effect on the date hereof) to use Diligent Efforts to Commercialize the IPI-145 Product that receives Marketing Authorization in the Field in the Territory (as those terms are defined in the Infinity Agreement (as in effect on the date hereof)).
(c)Diligence Reports.  Until an Initial Public Offering, Purchaser shall submit semi-annual written progress reports by December 20 and June 20 of each year, summarizing in reasonable detail Purchaser’s (and its Affiliates’, licensees’ (including the Existing Licensees) and sublicensees’) activities related to the development of the Product (including with respect to progress in development in clinical trials and data read outs), including the status of obtaining Regulatory Approvals in the Territory, which reports and all information contained therein shall be deemed and treated by Seller at all times as the Confidential Information of Purchaser, except if disclosure of such reports and information is required by the Securities and Exchange Commission (“SEC”), the listing rules and standards of The Nasdaq Global Market or other applicable securities laws.

3.9Material License Agreements.  Seller’s prior written consent shall be required for any termination (a) by Purchaser of the Infinity Agreement if such termination would adversely affect Seller’s right to receive any Contingent Payments hereunder, or (b) by Purchaser of an Existing License if such termination would materially and adversely affect Seller’s right to receive any Contingent Payments hereunder. Seller’s prior written consent shall be required for any material amendment, modification, or restatement by Purchaser, in whole or in part, of any material provision of any Material License Agreement if such amendment would materially and adversely affect Seller’s right to receive Contingent Payments hereunder.  Purchaser shall not forgive, release or compromise any material portion of the royalties or the milestone payments payable under the Material License Agreements. Purchaser shall notify Seller as soon as reasonably practicable of (i) the receipt by Purchaser of any notice of breach of any Material License Agreement or (ii) any termination or receipt by Purchaser of any notice of termination of a Material License Agreement.
3.10Existing Licensees.  Seller acknowledges and agrees that all rights of the Seller Entities and obligations of Purchaser and its licensees and sublicensees under this Agreement are subject to the existing agreements with the Existing Licensees, and notwithstanding anything in this Agreement to the contrary Purchaser will not (a) be obligated to amend any agreement with an Existing Licensee, or (b) be deemed to be in breach of this Agreement or otherwise liable to Seller hereunder as a result of any inconsistency between the rights of Seller and/or the obligations of Purchaser or its licensees or sublicensees under this Agreement, on the one hand, and the terms and conditions of any agreement with an Existing Licensee, on the other hand.
Article 4

CLOSING AND CLOSING DELIVERIES
4.1Closing; Time and Place.  The closing of the Transactions (the “Closing”) shall occur electronically through the exchange of documents, at 10:00 a.m., Eastern time, on the fifth (5th) Business Day after the day on which all of the conditions to closing set forth in Article 10 are satisfied or waived (other than conditions that are intended to be satisfied at the Closing), or at such other date, time or place as the parties may agree (the “Closing Date”).
4.2Deliveries by Seller Entities.  At the Closing, Seller shall deliver, or shall undertake to procure that the Seller Subsidiary delivers, each of the following items, duly executed and delivered by the applicable Seller Entities:
(a)General Assignment and Bill of Sale.  General Assignment and Bill of Sale covering all of the applicable Purchased Assets, substantially in the form attached hereto as Exhibit B (the “General Assignment and Bill of Sale”);
(b)Purchaser Assignment and Assumption Agreements.  One or more Purchaser Assignment and Assumption Agreements between various Seller Entities and Purchaser enforceable in various jurisdictions covering the assignment to, and assumption by, Purchaser of the Assumed Liabilities, including specific foreign agreements, the Purchased Inventory and specified manufacturing assets, in forms to be mutually agreed upon by the parties (“Purchaser Assignment and Assumption Agreements”);
(c)Intellectual Property Assignments.  Assignment of Intellectual Property Rights (the “IP Assignment”), assignment of Patents (the “Patent Assignment”), and Trademark and domain name assignment (the “Trademark Assignment”), each substantially in the forms attached hereto as Exhibit C, for all of the Seller Intellectual Property, Exhibit D, for all of the Patents included among the Seller Intellectual Property including those listed on Schedule 5.8(d), and Exhibit E, for all of the Trademarks included among the Seller Intellectual Property including those listed on Schedule 5.8(d);
(d)Books and Records.  The Books and Records;
(e)Certificate of Representations and Warranties.  A certificate executed on behalf of Seller by an executive officer of Seller, certifying as to the matters in Section 10.1(a);
(f)Transition Services Agreement.  A transition services agreement in a customary form to be agreed by the parties, obligating the Seller Entities and certain of their Affiliates to provide to Purchaser after the Closing, transition services on the terms (including pricing terms) set forth on Exhibit F (the “Transition Services Agreement”); and
(g)FIRPTA Certificate.  A certification conforming to the requirements of Treasury Regulation Section 1.1445-2(b)(2) with respect to the Seller that certifies that the Seller is a “United States person” within the meaning of Section 7701 of the Code and applicable Treasury Regulations (the “FIRPTA Certificate”) and
(h)Release of Encumbrances.  Evidence, in form and substance reasonably satisfactory to Purchaser, that all outstanding Encumbrances against any of the Purchased Assets have been released, including copies of applicable pay-off letters (if a payoff will occur) and effective release documents (including, without limitation, with respect to the Encumbrances in favor of Hercules Capital, Inc. and in favor of Wilmington Trust, National Association) each in form and substance reasonably satisfactory to Purchaser.
4.3Deliveries by Purchaser.  At the Closing, Purchaser shall deliver the following items, duly executed by Purchaser as applicable:
(a)Wire Transfer.  One or more wire transfers of the Up-Front Purchase Price in immediately available funds in accordance with Section 2.1;
(b)General Assignment and Bill of Sale.  The General Assignment and Bill of Sale;
(c)Purchaser Assignment and Assumption Agreements.  The Purchaser Assignment and Assumption Agreements;
(d)Intellectual Property Assignments.  The IP Assignment, the Patent Assignment and the Trademark Assignment;

(e)Transition Services Agreement.  The Transition Services Agreement; and
(f)Certificate of Representations and Warranties.  A certificate executed on behalf of Purchaser by an executive officer of Purchaser, certifying as to the matters in Section 10.2(a).
Article 5

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth on Schedule 5 (the “Seller Disclosure Schedule”) attached to this Agreement, Seller hereby represents and warrants to Purchaser as of the date of this Agreement and as of the Closing Date as follows:

5.1Organization and Good Standing.  (a) Each Seller Entity is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (b) each Seller Entity is duly qualified to conduct business and in good standing under the laws of each jurisdiction in which the operation of the Business and assets (including the Purchased Assets) that such Seller Entity operates or owns requires such qualification, except for failures that have not had a Material Adverse Effect; (c) each Seller Entity has full power and authority required to own, lease and operate its assets and to carry on the Business that it operates as now being conducted, except for failures that would not have a Material Adverse Effect; and (d) Seller owns all of the outstanding shares of capital stock of, or other equity interests in, Seller Subsidiary.
5.2Financial Information.  Schedule 5.2 hereto includes (a) the audited consolidated balance sheet of Seller for the financial year ending December 31, 2019 and the related audited consolidated statements of income, cash flow and changes in stockholders’ equity of Seller for the fiscal year then ended (collectively, the “Audited Financials”) and (b) the unaudited consolidated balance sheet of Seller for the three (3) months ended March 31, 2020 and the related unaudited consolidated statements of income, cash flow and changes in stockholders’ equity for the three (3) months then ended (collectively, the “Interim Financials”, and together with the Audited Financials, the “Financials”).  The Financials (including any notes thereto) (i) were prepared in accordance with the books and records of Seller, (ii) have been prepared in accordance with GAAP, consistently applied (subject, in the case of the Interim Financials, to normal year-end audit adjustments, the effect of which will not, individually or in the aggregate, be materially adverse, and the absence of footnote disclosure that if presented, would not differ materially from those included in the Audited Financials) and (iii) fairly present the consolidated financial position of Seller as of the respective dates thereof and the consolidated results of the operations of Seller and changes in financial position for the respective periods covered thereby.
5.3Purchased Inventory.  All of the items in the Purchased Inventory (a) are, with respect to finished goods, in all material respects, of a quality and quantity saleable in the ordinary course of business, (b) meet the Seller Entities’ current standards and specifications, in all material respects, and (c) to the Seller’s knowledge, have been manufactured, handled, maintained, packaged and stored, as applicable, at all times in compliance in all material respects with applicable Legal Requirements.

5.4Absence of Changes.
(a)Since March 31, 2020, through the date hereof, except as a response to any COVID-19 Measures, the Business has been operated in the ordinary course of business, and, with respect to the Business, no Seller Entity has:
(i)made capital expenditures or entered into any commitment therefore with respect to the Business or Purchased Assets in an amount greater than $25,000, except in the ordinary course of business;
(ii)with respect to the Business or Purchased Assets, mortgaged, pledged or subjected to any Encumbrance any of its assets (whether tangible or intangible) or properties;
(iii)with respect to the Business or Purchased Assets, sold, assigned, licensed, transferred, conveyed, leased or otherwise disposed of or agreed to sell, assign, license, transfer, convey, lease or otherwise dispose of any of its material assets or properties or any material portion thereof, except for (1) the sale of inventories in the ordinary course of business or (2) non-exclusive licenses of Seller Intellectual Property granted to suppliers or distributors in the ordinary course of business;
(iv)with respect to the Business or Purchased Assets, cancelled or compromised any material debt or material claim, or waived or released any material right, except for any Excluded Assets or adjustments made in the ordinary course of business (other than under any of the Material License Agreements);
(v)with respect to the Business or Purchased Assets, entered into any agreement or arrangement that limits or otherwise restricts in any material respect the Business, any of the Seller Entities or any successor to the Business or acquiror of the Purchased Assets, or that would, after the Closing, limit or restrict in any material respect Purchaser or its Affiliates from engaging in any line of business, in any location or with any firm;
(vi)abandoned, failed to defend against legal challenge, or permitted to lapse any Seller Intellectual Property or any Licensed Intellectual Property Rights;
(vii)failed to take or maintain reasonable measures to protect the confidentiality of any trade secrets or other proprietary information included in the Seller Intellectual Property or any Licensed Intellectual Property Rights;
(viii)entered into any contract not included in Schedule 5.11 that would constitute a Material Contract;
(ix)amended, modified, assigned, terminated (partially or completely), granted any waiver or release under or given any material consent with respect to, or entered into any agreement to do any of the foregoing with respect to any Material Contract;
(x)with respect to the Business or Purchased Assets, transferred, assigned, sold or otherwise disposed of any of the Purchased Assets shown or reflected in the Financials, except for the sale of inventory in the ordinary course of business;
(xi)except as scheduled in Schedule 5.4(a)(xi) or required by any Legal Requirement as a result of activities conducted by Seller prior to the date of this Agreement, (A) made any submissions to any Governmental Authority relating to the Business, including with respect to the conduct or design of Clinical Trials sponsored or proposed by Seller or any of its Affiliates involving the Product, (B) had any material correspondence with, any domestic or foreign institutional review board, privacy board or ethics committee regarding a Clinical Trial sponsored or proposed by Seller or any of its Affiliates or involving the Product, (C) published any data or the results of any ongoing studies regarding the Product, including, to the Seller’s knowledge, the results of investigator-initiated studies, or (D) otherwise initiated, supported, or facilitated any further clinical study involving the Product;
(xii)entered into any settlement, compromise or release (A) involving potential payments by or to any Seller Entity of more than $10,000 in aggregate, (B) that admit liability or consent to non-monetary relief, or (C) that otherwise are or would reasonably be expected to be material to the Business (excluding any separation agreement or release entered into with any employee or independent contractor or former employee or independent contractor);
(xiii)failed to maintain true, accurate and complete Books and Records;
(xiv)failed to keep in force and effect insurance in respect of the Purchased Assets comparable in amount and scope of coverage to that maintained as of March 31, 2020;
(xv)(A) engaged in channel stuffing or trade loading (i.e. increased sales of Products that are materially inconsistent with past practices or historical data) other than in response to bona fide customer orders, (B) shipped or sold Products in quantities substantially inconsistent with past practices or historical data other than in response to bona fide customer orders which were not encouraged or required by Seller); (C) priced Products inconsistent with past practices; (D) stopped or slowed the shipping of any Products outside of the ordinary course of business; (E) encouraged or required customers to “buy in” any Products; or (F) taken any similar actions outside of the ordinary course of business or inconsistent with past practices that would reasonably be expected to adversely impact the Business; or

(xvi)entered into any Contract, or engaged in any act or omission, to do, or which would result in, any of the foregoing.
(b)Since March 31, 2020, no event or circumstance has occurred that has had a Material Adverse Effect.
5.5Taxes.
(a)Each Seller Entity has timely and properly filed, or has caused to be timely and properly filed on its behalf, all material Tax Returns in respect of or relating to the Business or the Purchased Assets (taking into account any extensions of time in which to file).  All material Taxes required to be paid in respect of or relating to the Business and Purchased Assets have been paid.
(b)There is no dispute, audit or claim regarding a material liability for Taxes currently being conducted or pending against any Seller Entity with respect to or relating to the Business or any Purchased Asset claimed or raised by any Tax Authority in writing.
(c)There are no outstanding Encumbrances for Taxes, other than Encumbrances for Taxes not yet due and payable, on the Purchased Assets.
(d)No waivers of statutes of limitations (other than waivers no longer in force) have been granted in respect of any Taxes of each Seller Entity in respect of or relating to the Business or any Purchased Asset.
(e)During the past three (3) years, no material claim has been made by an authority in a jurisdiction where any Seller Entity does not file a Tax Return that such Seller Entity may be subject to material taxation by that jurisdiction by reason of the Business or the Purchased Assets.
(f)With respect to the Business, each Seller Entity has (i) timely deducted, withheld and remitted all material Taxes in connection with any amounts paid or owing to any employee, independent contractor, equity interest holder or other third party, and all IRS Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed, and (ii) timely and properly collected all material sales, use, value-added, and similar Taxes required to be collected, and has remitted or will remit on a timely basis such amounts to the appropriate Governmental Authority.
(g)No Seller Entity is a party to or bound by any Tax allocation, indemnification, or sharing agreement (other than this Agreement or other commercial contract or arrangement entered into in the ordinary course of business that does not relate primarily to Taxes) that would bind Purchaser or any of its Affiliates after the Closing.
(h)None of the Assumed Liabilities is an obligation to make a payment that is not deductible under Section 280G of the Code or to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(i)No Seller Entity has any liability for the Taxes of any other Person as a transferee or successor, as the result of being or having been a member of an affiliated group as defined in Code Section 1504 (or analogous combined, consolidated or unitary group defined under any Legal Requirement related to Tax), by Contract (other than this Agreement), or otherwise (other than due to a commercial contract or arrangement entered into in the ordinary course of business that does not relate primarily to Taxes), that would bind Purchaser or any of its Affiliates after the Closing Date.
(j)None of the Purchased Assets is a “United States real property interest” under Section 897(c) of the Code.

Notwithstanding any provisions of this Agreement to the contrary, the foregoing provisions of this Section 5.5 constitute the sole representations or warranties of the Seller Entities relating to Taxes.  Nothing in the Agreement, including this Section 5.5, shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any Tax loss, credit, carryforward or similar Tax attribute.

5.6Solvency; No Fraudulent Conveyance.  Seller currently is, and immediately following the Closing Date, the Seller will be, Solvent for all purposes under federal bankruptcy and applicable state fraudulent transfer and fraudulent conveyance laws, and the Transactions do not constitute fraudulent transfers or fraudulent conveyances under such laws.
5.7Reserved.
5.8Intellectual Property.
(a)The Seller Entities exclusively own, free and clear of all Encumbrances, other than Permitted Encumbrances, all Seller Intellectual Property.
(b)All Seller Registered Intellectual Property Rights and all Licensed Registered Intellectual Property Rights (defined below) are valid, subsisting, and enforceable.
(c)Neither the operation of the Business as currently conducted by, or at the direction of, the Seller Entities nor any of the Products is infringing upon, misappropriating, or otherwise violating any Intellectual Property Rights of any other Person.
(d)Schedule 5.8(d) sets forth a complete and accurate list of all (i) Seller Registered Intellectual Property Rights, (ii) all Registered Intellectual Property Rights included among the Licensed Intellectual Property Rights exclusively licensed to any of the Seller Entities (the “Licensed Registered Intellectual Property Rights”), and (iii) all material unregistered Trademarks and domain names included among the Seller Intellectual Property.  Seller has not received written notice of any action, claim or other legal proceeding, and no action, claim or other legal proceeding is pending or, to the Seller’s knowledge, threatened, which challenges the validity, enforceability, ownership of or any Seller Entities’ right to use or license any such Registered Intellectual Property Rights.  All registrations and applications for the Seller Registered Intellectual Property Rights and, to Seller’s knowledge, the Licensed Registered Intellectual Property Rights are duly registered or filed in the name of the applicable Seller Entity assigning such Intellectual Property Rights to Purchaser as required herein (or, with respect to such Licensed

Registered Intellectual Property Rights, in the name of the applicable Person granting such license to such Seller Entity or such Person’s upstream licensor).  All Patents included among the Seller Registered Intellectual Property Rights and, to Seller’s knowledge, all Patents included among the Licensed Registered Intellectual Property Rights are, in each case, being diligently prosecuted in the respective patent offices in accordance with applicable Legal Requirements and to the Seller’s knowledge no material prior art or other facts are likely to render any claims in such Patents unpatentable, invalid or unenforceable. All renewable and maintenance fees due as of the Closing with respect to the prosecution and maintenance of the Patents included among the Seller Registered Intellectual Property Rights and, to Seller’s knowledge, the Licensed Registered Intellectual Property Rights, have been paid.
(e)The Patents listed on Schedule 5.8(d)(i) constitute all of the Patents owned by any of the Seller Entities that are used or held for use in the operation of, or otherwise related to, the Business or that cover any of the Products. Except for the Patents included among the Licensed Intellectual Property Rights licensed or sublicensed to the Seller Entities pursuant to an Assigned Contract that is being assigned to Purchaser as contemplated herein, no Seller Entity holds a license or other right to use any Patents that are used or held for use in the operation of, or otherwise related to, the Business, or that cover any of the Products.
(f)The Seller Entities have a valid and enforceable written license to practice all of the Licensed Intellectual Property Rights.  All Intellectual Property Rights licensed to the Seller Entities pursuant to an Assigned Contract that are being assigned to Purchaser as contemplated herein, together with the Seller Intellectual Property owned by the Seller Entities, constitutes all of the Intellectual Property Rights used or otherwise necessary to operate the Business in the manner in which it is currently conducted.  No Seller Entity is, and has not in the last three (3) years been, in breach of any the Material License Agreements in any material respect.
(g)To Seller’s knowledge, neither the operation of the Business by the Seller Entities, nor any of the Products have in the past six (6) years infringed upon, misappropriated, or otherwise violated any Intellectual Property Rights of any other Person.  To Seller’s knowledge, as of the date hereof, no Person is infringing upon, misappropriating or otherwise violating any Seller Intellectual Property or any of the Licensed Registered Intellectual Property Rights.
(h)The Seller Entities have taken commercially reasonable measures to protect and maintain the confidentiality of the material Trade Secrets and Know-How included in the Seller Intellectual Property.  Without limiting the foregoing, the Seller Entities have not (i) disclosed any Trade Secrets and Know-How included among the Seller Intellectual Property that is not bound by appropriate obligations of confidentiality nor (ii) licensed any Patents included among the Seller Intellectual Property other than to Existing Licensees pursuant to their respective Material License Agreement.
(i)Each Seller Entity has entered into valid and enforceable written agreements with each current and former employee, officer, contractor, or other Person who contributed to the invention, creation, or development of any Seller Intellectual Property for or on behalf of any of the Seller Entities or currently used in the operation of the Business whereby such employee, officer, contractor, or other Person agrees to obligations of confidentiality with respect to the Trade Secrets and Know-How of the Seller Entities and assigns to such Seller Entity any ownership interest such employee, officer, contractor, or other Person may have in or to such Intellectual Property Rights.  To Seller’s knowledge no current or former officer, director, stockholder or Affiliate of the Seller Entities nor any of their respective officers, directors employees, or contractors, has any right, license, claim, moral right or interest whatsoever in or to any Seller Intellectual Property.
(j)Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) cause the termination of, or give rise to a right of termination of, any Material License Agreements, (ii) result in any of the Seller Entities granting to any Person any right to, or with respect to, any Intellectual Property Right included in Seller Intellectual Property, (iii) impair the right of Seller Entities, or after the Closing, Purchaser, to use or exploit in any way any Intellectual Property Rights or (iv) obligate the Purchaser to pay any royalties or other amounts to any Person that were not payable by a Seller Entity immediately prior to the execution and delivery of this Agreement.
(k)The Seller Entities have taken commercially reasonable actions to protect the security, confidentiality, integrity, and intended accessibility of the Seller Entities’ IT Systems and the confidential data and other information stored or processed thereon, and, to Seller’s knowledge, during the prior three (3) years, there has been no unauthorized access, use, intrusion, manipulation, corruption, or other breach of security of the Seller Entities’ IT Systems, that has caused or could reasonably be expected to cause material (i) disruption of or interruption in or to the use of such IT Systems or (ii) loss, destruction, damage, or harm to the Business.
(l)To Seller’s knowledge, none of the Products, nor the operation of the Business as currently conducted are covered by or infringe upon, any Intellectual Property Rights (i) identified or referenced as owned, licensed, sublicensed or optioned for license or sublicense by (1) the United States Department of the Navy at The Naval Medical Research Center pursuant to that certain Amended and Restated Development and License Agreement, dated December 24, 2012, as amended, by and between Intellikine LLC (“INK”) and Infinity Pharmaceuticals, Inc. (the “INK Agreement”), (2) The Regents of the University of California pursuant to the INK Agreement or (ii) owned by either of Mundipharma International Corporation limited or Purdue Pharmaceutical products L.P.  Seller has provided to Purchaser true and complete copies of the Material License Agreements and the INK Agreement prior to the date of this Agreement.  The Infinity Agreement is in full force and effect and has not been materially modified or amended from the form provided to Purchaser as of the date of this Agreement. The INK Agreement is, to Seller’s knowledge, in full force and effect and has not been materially modified or amended from that provided to Purchaser as of the date of this Agreement.  Neither Seller nor, to Seller’s knowledge, Infinity nor INK, is in default with respect to any material obligation under the INK Agreement or the Infinity Agreement, as applicable.  Seller has not waived or terminated any of its rights under the Infinity Agreement, and to Seller’s knowledge, no such rights under the Infinity Agreement have otherwise lapsed, expired, or been terminated in a way that would reasonably be expected to materially restrict or limit the rights acquired by Purchaser or Purchaser’s ability to operate the Business after the Closing in substantially the same manner as operated prior to the Closing.

(m)Each of the Seller Entities materially complies, and has during the past five (5) years materially complied, with the Privacy and Information Security Requirements.
(n)None of the Seller Entities has received any written notice, complaint, allegation or other communication, and to the Seller’s knowledge, there is no pending investigation by any Governmental Authority, regarding any actual or alleged violation of any Privacy and Information Security Requirement with respect to the Seller Entities’ conduct of the Business.
(o)To Seller’s knowledge, during the prior five (5) years, there has been no data security breach, privacy breach or unauthorized use of any Personal Data that is owned, used, stored, received, or controlled by or on behalf of the Seller Entities in connection with the operation of the Business.
(p)To Seller’s knowledge, during the prior five (5) years, (i) the Seller Entities have not suffered a security breach with respect to any IT System that contains or provides access to Business Data, and (ii) there has been no unauthorized or illegal access to, or use or disclosure of, any Business Data.
(q)During the prior five (5) years, the Seller Entities have not notified, or been required by Privacy and Information Security Requirements to notify, any Person of any unauthorized or illegal access to, or unauthorized or illegal use or disclosure of, Personal Data.
(r)The Seller Entities employ commercially appropriate technical, administrative, physical and organizational measures that materially comply with Privacy and Information Security Requirements to protect Business Data within its custody or control.
(s)To Seller’s knowledge, there are no outstanding, ongoing or unsatisfied requests from individuals seeking to exercise their data protection rights under applicable Privacy and Information Security Requirements (including any rights to access, rectify, or delete their Personal Data, or to restrict processing of or object to processing of Personal Data, or to data portability).
(t)The Seller Entities have filed any required registrations with, or made the required notifications to, the applicable data protection authority or such other Governmental Authority.
5.9Authority; Binding Nature of Agreements.
(a)Seller has all requisite corporate power and authority to execute and deliver this Agreement and to carry out the provisions of this Agreement.  Each Seller Entity has all requisite corporate power and authority to execute and deliver the other Transaction Agreements to which such Seller Entity is a party and to carry out the provisions of the other Transaction Agreements to which such Seller Entity is a party.  Seller has all requisite corporate power and authority to cause Seller Subsidiary to sell to Purchaser any applicable Purchased Assets.

(b)The execution, delivery and performance by Seller of this Agreement and the other Transaction Agreements have been approved by all requisite corporate action on the part of Seller.  The execution, delivery and performance by each Seller Entity of the other Transaction Agreements to which such Seller Entity is a party has been, or will be, approved by all requisite corporate action on the part of such Seller Entity. The execution, delivery and performance by Seller of this Agreement and the other Transaction Agreements does not require the approval of the stockholders of Seller.
(c)This Agreement has been duly and validly executed and delivered by Seller.  Each of this Agreement and the other Transaction Agreements to which a Seller Entity is a party constitutes, or upon execution and delivery will (assuming due authorization, execution and delivery by Purchaser or its Affiliates, as applicable) constitute, the legal, valid and binding obligation of such Seller Entity, enforceable against such Seller Entity in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by general principles of equity.
5.10No Conflicts; Required Consents.  The execution, delivery and performance of this Agreement or any other Transaction Agreement by any Seller Entity, or the consummation of any of the Transactions, will not:
(a)conflict with, violate or result in any breach of (i) any of the provisions of the organizational documents of such Seller Entity, (ii) any resolution or corporate action of such Seller Entity, (iii) any of the terms or requirements of any Governmental Approval held by such Seller Entity or that otherwise related to the Transactions, or (iv) any provision of any Material Contract, or require a consent under any Material Contract, other than, in the case of clause (iv), such conflicts, violations or breaches or failures to obtain consent that do not have a Material Adverse Effect;
(b)other than with respect to Antitrust Laws, give any Governmental Authority or other Person the right to (i) exercise any remedy or obtain any relief under any Legal Requirement or any Order to which such Seller Entity is bound or any of the Purchased Assets is subject or (ii) declare a default of, exercise any remedy under, accelerate the performance of, cancel, terminate, modify or receive any payment under any Material Contract;
(c)result in the imposition or creation of any Encumbrance upon or with respect to any material Purchased Asset; or
(d)other than with respect to Antitrust Laws, require such Seller Entity to make or deliver any material filing or material notice to a Governmental Authority.
5.11Material Contracts.
(a)Schedule 5.11(a) sets forth an accurate, correct and complete list of any material Contracts entered into by any Seller Entity related to the Business (the “Material Contracts”), including:

(i)any Contract with a manufacturer or supplier that currently manufactures or supplies the Product;
(ii)any Contract with an agent or distributor that currently sells or distributes the Product that resulted in sales greater than $250,000 of the Product in the twelve (12) month period ending December 31, 2020;
(iii)any material Contract for any active investigator sponsored trials of the Product;
(iv)any material Contract for any active Seller-sponsored Clinical Trials of the Product;
(v)any material Contract with a pharmacy, medical service provider or pharmacy benefit manager or payer, including any material rebate agreements, in the case of each of the foregoing, for a Product;
(vi)any material Contract with any clinical research organization, contract manufacturing organization;
(vii)any Contract containing covenants by any Seller Entity not to compete in any line of business or with any Person in any geographical area, in each case, that is material to the Business, taken as a whole;
(viii)any Material License Agreement;
(ix)any Contract pursuant to which (1) any Person has granted to a Seller Entity a license, sublicense, covenant not to sue, or similar grant with respect to any Seller Intellectual Property or Licensed Intellectual Property Rights, other than non-exclusive licenses for commercially available, off-the-shelf software licensed on standard terms for internal use only or (2) a Seller Entity has granted to any Person a license, sublicense, covenant not to sue, or similar grant with respect to any Seller Intellectual Property or Licensed Intellectual Property Rights; provided that the foregoing clauses (1) and (2) shall exclude non-exclusive licenses granted in the ordinary course of business pursuant to non-disclosure agreements, employee invention assignment agreements, and customer end user agreements entered into in the ordinary course of business;
(x)any Contract related to the acquisition, sale or disposal of a business or the equity of any other Entity or any material assets used or held for use in the operation of, or otherwise related to, the Business or any of the Purchased Assets (whether by merger, sale of stock, sale of assets or otherwise), in each case, other than sales of inventory or obsolete equipment in the ordinary course of business;
(xi)Contracts that (1) grant any right of first refusal, right of first offer or similar right to a third party with respect to the Business or any of the Purchased Assets, (2) provide for an earn-out or similar deferred conditional payment obligation with respect to the Business or any of the Purchased Assets, (3) include any “most favored nation” provision with respect to the Business or any of the Purchased Assets, or (4) contain any exclusivity obligation or provision otherwise restricting the operation of the Business;
(xii)Contracts evidencing any material partnerships or joint ventures;
(xiii)any other Contracts that are material to the operation of the Business, the Products or the Purchased Assets;
(xiv)any proposed arrangement of a type that, if entered into, would be a Contract described in any of (i) through (xiii) above.
(b)Seller has delivered, or will deliver to Purchaser prior to the date hereof, accurate, executed, correct and complete copies of all Assigned Contracts in effect on the date hereof.
(c)Each Material Contract is currently valid and in full force and effect and is enforceable by a Seller Entity in accordance with its terms.
(d)No Seller Entity is in material default or breach, and as of the date hereof, no party has notified any Seller Entity that it is in material default or breach under any Material Contract.  To the knowledge of the Seller, no other Person is in material breach of or in default under any Assigned Contract (in each case, with or without notice or lapse of time).  No event has occurred, and no circumstance or condition exists, that would reasonably be expected to (with or without notice or lapse of time) (i) result in a material violation or material breach of any material provision of any Material Contract or (ii) give any Person the right to accelerate the maturity or performance of any Material Contract, or to cancel, terminate or modify any Material Contract.
(e)No Seller Entity has knowingly waived any of its material rights under any Material Contract.
(f)Since January 1, 2020, no Seller Entity or, to the knowledge of the Seller, any other party to a Material Contract has received or provided any written notice of any intention to terminate or amend any Material Contract.
(g)Except as set forth on Schedule 5.11(g), neither the execution, delivery nor performance of this Agreement nor any other Transaction Agreement by the Seller Entities will conflict with, violate or result in any material breach of or require the consent of any counterparty to any Material Contract.
5.12Insurance.  Certain insurance policies currently in force will cease to provide coverage for the Purchased Assets effective upon Closing.  There are no insurance policies or fidelity bonds that are part of the Purchased Assets or which will continue to provide insurance for the other Purchased Assets subsequent to the Closing Date.

5.13Real Property.  No Seller Entity owns any real property.  No Seller Entity is party to any real property lease that is an Assigned Contract.
5.14Environmental Matters.  (a) As of the date hereof, there is no pending or, to the knowledge of Seller, threatened Environmental Claim; and (b) to the knowledge of Seller, there are no facts, circumstances, conditions or occurrences regarding any Purchased Asset that would be reasonably anticipated (i) to form the basis of an Environmental Claim or (ii) cause any Purchased Asset to be subject to any restrictions on its ownership or occupancy under any Environmental Laws, in each case except as, alone or in the aggregate, would not have a Material Adverse Effect on the Business.  The Business is being conducted in compliance with all Environmental Laws except for instances of non-compliance which alone or in the aggregate would not have a Material Adverse Effect.
5.15Compliance with Laws.
(a)Except with respect to Legal Requirements related to Taxes, Intellectual Property Rights or Environmental Claims, which shall be governed exclusively by Sections 5.5 (with respect to Taxes), 5.8 (with respect to Intellectual Property Rights) and 5.14 (with respect to Environmental Claims), since January 1, 2017, each Seller Entity, with respect to the Business, has in all material respects complied with each Legal Requirement that is applicable to it in connection with any of its properties, assets, operations or business.  As of the date hereof, no Seller Entity, with respect to the Business, has received any written notice from any third party that such Seller Entity is in violation of any Legal Requirement in a manner that has had a Material Adverse Effect.
(b)Each Seller Entity and their Affiliates have, and since January 1, 2017, have had and maintained, all material Permits related to the Business, except where the failure to have such Permits individually or in the aggregate has not been and would not reasonably be expected to be material to Seller or the Business.  Schedule 5.15(b) sets forth a true, accurate and complete list of each such material Permit, and each such Permit is valid and in full force and effect.  There has occurred no material default by any Seller Entity or their Affiliates under, or material violation by any Seller Entities or their Affiliates of, any such Permit.
(c)Since January 1, 2017, no Seller Entity, nor any of their Affiliates, has received any written notice from any Governmental Authority or other Person to the effect that a Seller Entity or its applicable Affiliate is not, or may not be, in compliance with any Legal Requirement or any Permit in any material respect with respect to the Business. Since January 1, 2017, no Action is pending or, to the Seller’s knowledge, threatened in writing to cancel, suspend, revoke or limit any of the Permits, and, to Seller’s knowledge, there is no basis for any such Action.
5.16Product Liability; Governmental Approvals.
(a)Within the last two (2) years prior to the date of this Agreement, (i) neither Seller nor the Seller Subsidiary has initiated any recall, market withdrawal or safety alert relating to the Product (and to the knowledge of Seller none are threatened in writing or pending).  There are no pending, and within the last twelve (12) months prior to the date of this Agreement, there have not been any, actions, claims or, to the knowledge of Seller, written threats thereof related to product liability involving the Product, and no such actions, claims or written threats have been settled, adjudicated or otherwise disposed of within the twelve (12) months prior to the date of this Agreement.
(b)Seller has no knowledge of any fact or condition related to the Product that would reasonably be expected to impose upon any Seller Entity a duty to recall the Product or material liability for returns or other product liability claims with respect to the Product.  Except as has not had a Material Adverse Effect, the Seller Entities, with respect to the Business, (i) have obtained all applicable Governmental Approvals required by any Regulatory Authority to manufacture, market, store and distribute the Product and otherwise to operate the Business and (ii) have made all filings with, and given all notifications to, all Regulatory Authorities as required by all applicable Legal Requirements.
5.17Proceedings and Orders.
(a)There is no material Proceeding pending or, to the knowledge of Seller, threatened in writing against the Business or affecting the Purchased Assets or Assumed Liabilities.  To Seller’s knowledge, no event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.
(b)None of the Seller Entities’ (with respect to the Business) properties, assets, operations or businesses, nor any of the Purchased Assets, is subject to any Order or any proposed Order, the effect of which is or would be material to the operation of the Business, taken as a whole.
(c)As of the date hereof, there are no Proceedings pending or, to the knowledge of Seller, threatened in writing relating to the Business or affecting the Purchased Assets or Assumed Liabilities, which, if adversely determined, may have, or which have had in the last twelve (12) months, a Material Adverse Effect.
5.18Title, Condition and Sufficiency of Assets.
(a)The Seller Entities are the sole and exclusive owners of and Purchaser will acquire, and have good and valid title to, all Purchased Assets (other than with respect to Intellectual Property Rights (which is addressed in Section 5.8)), free and clear of all Encumbrances (except Permitted Encumbrances).
(b)Each piece of machinery and equipment included in the Purchased Assets has no material defects, is in good operating condition and repair (taking into account its age and usage), and is adequate and suitable in all material respects for its use in connection with the operation of the Business.
(c)The Purchased Assets, together with (i) the administrative, back-office and professional services from accounting, audit, compliance, customs, legal, treasury, finance, tax, human resources, payroll, benefits, information technology, maintenance, insurance, logistics, marketing, sales or other administrative groups, in each case that are currently provided by the Seller Entities, any of their Affiliates or any third party to the Business as well as to the Seller Entities or one or more of their Affiliates generally, (ii) services from any employees, (iii) any Shared Contracts, (iv) any Contracts as to which a Consent is required in connection with the consummation of the Transactions but not obtained, (v) the services to be provided by the Seller Entities and their Affiliates to Purchaser and its Affiliates pursuant to this Agreement, the Transition Services Agreement and the other agreements contemplated hereby, (vi) any real property used in the operation of the Business, and (vii) the Excluded Assets constitute all of the assets, rights and property necessary for the operation of the Business as operated on the date hereof by the respective Seller Entities and their respective Affiliates and are sufficient for the conduct of the Business immediately after the Closing in substantially the same manner as conducted prior to the Closing. In the event of any inaccuracy in this Section 5.18(c) due to a good faith omission by Seller of an asset, such inaccuracy shall be deemed cured if Seller promptly causes such asset (or the benefits and burdens of such asset) to be transferred to Purchaser at no additional cost or expense to Purchaser.
5.19Brokers.  Other than with respect to fees or commissions that will be borne solely by the Seller Entities, no Seller Entity has retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finders fees with respect to this Agreement or the Transactions.
5.20Regulatory Matters.
(a)Schedule 5.20(a) sets forth as of the date hereof a true and complete list of all Seller Regulatory Approvals. The Seller Regulatory Approvals include all material Regulatory Approvals that are required for or relate to the conduct of the Business as presently conducted by the Seller Entities and their Affiliates. The Seller Entities or one of their Affiliates is the sole and exclusive owner of all of the Seller Regulatory Approvals and none of the Seller Regulatory Approvals have been sold, conveyed, delivered, transferred or assigned to another party. Each such Seller Regulatory Approval (i) has, to Seller’s knowledge, been validly issued or acknowledged by the appropriate Governmental Authority and is in full force and effect and (ii) is transferable to Purchaser. To Seller’s knowledge, there are no facts, circumstances or conditions that would reasonably be expected to prevent Seller from performing its obligations with respect to the transfer of any Seller Regulatory Approvals to Purchaser on or after the Closing Date, as provided in Section 7.7.
(b)Schedule 5.20(b) sets forth a true and complete list of all pre-clinical and clinical studies, trials and investigations conducted or sponsored by Seller or any of its Affiliates or, to Seller’s knowledge, by any other Person on or prior to the date hereof relating to the Business. Except as set forth on Schedule 5.20(b), all pre-clinical and clinical studies, trials and investigations conducted or sponsored by Seller or any of its Affiliates relating to the Business are being, and at all times have been, conducted in compliance in all material respects with all then applicable clinical protocols, informed consents and then applicable Legal Requirements administered or issued by applicable Governmental Authorities, including (to the extent applicable) (i) the FDA or other health authority standards for conducting non-clinical laboratory studies, including those contained in Title 21, part 58 of the Code of Federal Regulations, (ii)

investigational new drug requirements, (iii) FDA or other health authority standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of Clinical Trials, including those contained in Title 21, parts 50, 54, 56, 312, 314, 320 and 601 of the Code of Federal Regulations, and (iv) the International Conference on Harmonisation Guideline on Good Clinical Practice (ICH Topic E6). Except as set forth on Schedule 5.20(b), to Seller’s knowledge there have been no drug-related, adverse event or events in patients in a Clinical Trial conducted or sponsored relating to the Business, the effect of which could reasonably be expected to prevent or materially delay Purchaser from obtaining approval from a Governmental Authority to market a Product in the United States. All Clinical Trial adverse events in patients in a Clinical Trial conducted or sponsored relating to the Business, to Seller’s knowledge, have been disclosed to Purchaser and all associated correspondence, including actual or potential claims for recompense, have been made available to Purchaser. No Clinical Trial conducted by or on behalf of Seller has been terminated or suspended prior to completion for safety or other non-business reasons.
(c)No Governmental Authority has commenced, or, to Seller’s knowledge, threatened to initiate, any Action to place a clinical hold order on, or otherwise terminate, delay or suspend any proposed or ongoing pre-clinical or clinical studies, trials, investigational new drug application or investigations conducted or proposed to be conducted in connection with the Business.
(d)The Products have been researched, developed, tested, manufactured, handled, labeled, packaged, stored, supplied, promoted, distributed, marketed, commercialized, imported, exported and sold in material compliance with all applicable Legal Requirements, including but not limited to the Federal Food, Drug and Cosmetic Act (the “FDCA”), the Public Health Service Act, and all applicable regulations promulgated thereunder.
(e)All manufacturing operations relating to the Products conducted by or on behalf of the Seller have been and are being conducted in material compliance with applicable current Good Manufacturing Practice requirements as set forth in 21 U.S.C. § 351(a)(2)(B), 21 C.F.R. Parts 210 and 211, as amended from time to time.  The Products have not been voluntarily recalled, suspended, or discontinued by the Seller at the request of the FDA or any other Governmental Authority, nor has Seller received any written notice from FDA or any other Governmental Authority that it has commenced or threatened in writing to initiate any action to withdraw approval, place sales or marketing restrictions on or request the recall of the Products, or that it has commenced or threatened in writing to initiate any action to enjoin or place restrictions on the production of the Products.
(f)The Seller and its officers, employees, and agents have promoted the Products in material compliance with the FDCA, applicable regulations, and other applicable Legal Requirements.  Neither the Seller, nor any of its officers, employees, or to the knowledge of Seller, agents, has received any written notice, demand, claim, complaint, demand letter, warning letter, untitled letter, or request for information from the FDA or any other Governmental Authorities or is subject to any Action alleging material noncompliance the FDCA, applicable regulations, or other Legal Requirements with regard to promotion of the Products.

(g)No Seller Entity or its Affiliates have received any written communication (including any warning letter, untitled letter, Form 483 or similar notice) from any Governmental Authority, and to Seller’s knowledge there are no material Actions related to the Business pending or threatened in writing (including any prosecution, injunction, seizure, civil fine, suspension or recall), in each case (i) relating to, arising under or alleging that Seller, any of its Affiliates or any of its or their officers, employees or agents is not currently in compliance with, any Legal Requirement or (ii) regarding any debarment action or investigation in respect of any Seller Entity, any of its Affiliates or any of its or their officers, employees or agents undertaken pursuant to 21 U.S.C. Section 335a or any similar law or regulation of a Governmental Authority. There are no pending voluntary or involuntary destruction orders, seizures or other regulatory enforcement actions related to the Business and, to Seller’s knowledge, no Product is the subject of any regulatory or other Action, either pending or threatened in writing, by any Governmental Authority relating to the truthfulness or scientific adequacy of data related to such Product.
(h)Since January 1, 2017, none of Seller, its Affiliates nor, to Seller’s knowledge, any officer, employee, agent or distributor of a Seller Entity or its Affiliates, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any other Governmental Authority to invoke any similar policy. None of Seller, its Affiliates nor, to Seller’s knowledge, any officer, employee or agent of Seller or its Affiliates has been convicted of any crime or engaged in any conduct for which debarment is mandated by or authorized by 21 U.S.C. Sections 335a(a) or (b) or any similar Legal Requirements. None of the Seller Entities, their Affiliates nor, to Seller’s knowledge, any officer, employee or agent of the Seller Entities or their Affiliates has been convicted of any crime or engaged in any conduct for which such Person would reasonably be expected to be excluded from participating in the Federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Legal Requirements.
(i)Seller and its Affiliates are, and, since January 1, 2018, have been, in material compliance with: (i) laws and regulations pertaining to state and federal Anti-Kickback Statutes (42 U.S.C. §§ 1320a-7b(b), et seq. and their implementing regulations) and the related Safe Harbor Statutes; (ii) laws and regulations pertaining to submission of false claims to governmental or private health care payors (31 U.S.C. §§ 3729, et seq. and its implementing regulations); (iii) state laws and federal laws and regulations relating to providing and reporting of payments to health care professionals or health care entities; and (iv) the reporting and, where applicable, payment requirements of the Government Pricing Programs with respect to the Product, and have, to the extent required by such Government Pricing Programs or applicable Legal Requirements, have submitted timely, complete and accurate product, pricing and related data to such programs.  Without limiting the forgoing: (A) the base date average manufacturer price for the Product is accurate and was calculated in accordance with all applicable laws and regulations; and (B) the Seller and its Affiliates have complied with (x) all applicable obligations of a “manufacturer” under the Veterans Health Care Act of 1992, 38 USC § 8126, (y) all applicable obligations under the Seller and its Affiliates’ Federal contracts, including the Federal Supply Schedule Contract, (z) all applicable obligations of a “manufacturer” under the Tricare Retail Pharmacy Program, 10 U.S.C. § 1074g, 32 C.F.R. § 199.21.
(j)None of Seller or any of its Affiliates is a “covered entity” or a “business associate” pursuant to the Health Insurance Portability and Accountability Act of 1996 (as those terms are defined in 45 C.F.R. §160.103). Since January 1, 2017, with regard to their activities related to the Purchased Assets, Seller and its Affiliates have complied in all material respects with all other applicable Legal Requirements relating to the privacy and security of individually identifiable information, including the Federal Trade Commission Act, the Children’s Online Privacy Protection Act (COPPA), and similar Legal Requirements in any foreign jurisdiction in which Seller or any of its Affiliates does business.
5.21Full Disclosure.  No representation or warranty by Seller in this Agreement and no disclosure or statement by Seller contained in the Seller Disclosure Schedule or any certificate or other document furnished or to be furnished to Purchaser pursuant to this Agreement contains any intentionally untrue statement of a material fact, or intentionally omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.
Article 6

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as of the date of this Agreement and as of the Closing Date as follows:

6.1Organization and Good Standing.  Purchaser (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (b) is duly qualified to conduct business under the laws of each jurisdiction in which the nature of its business, the operation of its assets or the ownership or leasing of its properties requires such qualification, except for failures that have not had a Purchaser Material Adverse Effect; and (c) has full power and authority required to carry on its business as now being conducted, except for failures that would not have a Purchaser Material Adverse Effect.
6.2Authority; Binding Nature of Agreements.
(a)Purchaser has all requisite corporate and other power and authority to execute and deliver this Agreement and all other Transaction Agreements to which it is a party and to carry out the provisions of this Agreement and the other Transaction Agreements.
(b)The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Agreements have been approved by all requisite action on the part of Purchaser.  The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Agreements does not require the approval of the shareholders of Purchaser.

(c)This Agreement has been duly and validly executed and delivered by Purchaser.  Each of this Agreement and the other Transaction Agreements to which Purchaser is a party constitutes, or upon execution and delivery will (assuming due authorization, execution and delivery by the Seller Entities, as applicable) constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by general principles of equity.
6.3No Conflicts; Required Consents.  Neither the execution, delivery and performance of this Agreement nor any other Transaction Agreement by Purchaser will:
(a)conflict with, violate or result in any breach of (i) any of the provisions of the organizational documents of Purchaser; (ii) any resolution or corporate action of Purchaser; (iii) any of the terms or requirements of any Governmental Approval held by Purchaser or that otherwise relates to the Transactions other than, in the case of clause (iii), such conflicts, violations or breaches that are not material to the Purchaser’s business or the Transactions; or (iv) any provision of any Contract binding upon Purchaser, other than such conflicts, violations and breaches that would not have a Purchaser Material Adverse Effect;
(b)other than with respect to Antitrust Laws, and except as would not be material to the Purchaser’s business, give any Governmental Authority or other Person the right to (i) exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Purchaser or any of its assets is bound or (ii) declare a default of, exercise any remedy under, accelerate the performance of, cancel, terminate, modify or receive any payment under any Contract binding upon Purchaser; or
(c)other than with respect to Antitrust Laws, require Purchaser to make or deliver any material filing or material notice to a Governmental Authority, other than reporting under the Securities Exchange Act of 1934, as amended.
6.4Sufficient Funds; Note Purchase Agreement.  Purchaser shall have at the time of the Closing, sufficient funds to enable Purchaser to consummate the Transactions and to satisfy its obligations hereunder through the Closing, including the payment of the Up-Front Purchase Price and the fees and expenses relating to the Transactions and the other Transaction Agreements for which Purchaser is responsible on the terms and subject to the conditions hereunder and thereunder.  Purchaser acknowledges and agrees that its obligations hereunder are not subject to any conditions regarding Purchaser’s or any other purchaser’s ability to obtain financing for the consummation of the Transactions.  Purchaser has entered into (i) the Senior Secured Note Purchase Agreement, pursuant to which the Senior Secured Collateral Agent has committed, subject to the terms and conditions set forth therein, to provide to Purchaser up to $50,000,000 in additional senior secured debt financing and (ii) the Convertible Promissory Note Purchase Agreement, pursuant to which the Investors (as defined therein) have agreed, subject to the terms and conditions set forth therein, to provide to Purchaser up to $20,000,000 in additional financing.  An accurate and complete copy of the Senior Secured Note Purchase Agreement and the Convertible Promissory Note Purchase Agreement (in each case, certain economic terms of which may be customarily redacted) as in effect on the date of this Agreement has been furnished to the Seller.  Neither the Senior Secured Note Purchase Agreement nor the Convertible

Promissory Note Purchase Agreement has been amended, modified, terminated or withdrawn and both the Senior Secured Note Purchase Agreement and the Convertible Promissory Note Purchase Agreement are in full force and effect.
6.5Proceedings and Orders.
(a)There is no material Proceeding pending or, to the knowledge of Purchaser, threatened in writing against Purchaser that has had a Purchaser Material Adverse Effect.
(b)Purchaser is not subject to any Order or any proposed Order that has had a Purchaser Material Adverse Effect, the effect of which is or would be material to the operation of the Business, taken as a whole.
6.6Brokers.  Purchaser has not retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finder’s fees with respect to this Agreement or the Transactions.
6.7Condition of the Business.  Purchaser and its representatives and agents have made all inspections and investigations of the Business and the Purchased Assets deemed necessary by Purchaser.  Purchaser is purchasing the Purchased Assets based on the results of its inspections and investigations and on the representations and warranties of the Seller Entities set forth in this Agreement or in the Transaction Agreements.  In light of these inspections and investigations and the representations and warranties made to Purchaser by Seller in Article 5 hereof, Purchaser is relinquishing any right to any claim based on any representations and warranties other than those specifically included in Article 5 hereof, the Transaction Agreements and the certificates and other documents delivered pursuant hereto and thereto.  Any claims Purchaser may have for breach of representation or warranty shall be based solely on the representations and warranties of Seller set forth in Article 5 hereof and of the Seller Entities in the Transaction Agreements.  Purchaser acknowledges and agrees that no Seller Entity has made nor is making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 5 hereof, and that it is not relying, and has not relied, on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article 5 hereto.  Notwithstanding the foregoing, nothing in this Agreement shall constitute a waiver by Purchaser of, a limitation of Purchaser’s ability to pursue or recover for, or a disclaimer by the Seller Entities of liability for, a claim based on or arising out of Fraud.
Article 7

PRE-CLOSING COVENANTS
7.1Conduct of the Business Prior to Closing.
(a)Except as contemplated in this Agreement, as required by Legal Requirement or with the written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to its terms, Seller shall, and shall cause its Affiliates to, in each case with respect to the Business:
(i)operate the Business in all material respects in the ordinary course of business in a manner that is consistent with past practices;
(ii)use commercially reasonable efforts to maintain and preserve the value of the Purchased Assets;
(iii)comply in all material respects with all Legal Requirements and Governmental Approvals applicable to the Business, including all COVID-19 Measures that are Legal Requirements; and
(iv)refrain from taking any action which if taken after March 31, 2020, but prior to the date hereof, would have been required to be disclosed on Schedule 5.4; provided, however, that the Seller may determine it needs to take measures or will sustain impacts on its business as a result of COVID-19, and nothing herein shall prevent the Seller from taking, or from causing any other Seller Entity to take, all reasonable measures (including as a response to any COVID-19 Measures) it deems fit in order to preserve its business as a result thereof, nor shall any such impact sustained by the Seller Entities be deemed as a breach of this Section 7.1(a).
(b)In the event of any material breach of the covenants contained in Section 7.1(a), Seller shall promptly (but in any event not later than three (3) Business Days following such breach) provide notice of such breach to Purchaser.
7.2No Solicitation.  Until the earlier of (a) the Closing and (b) the termination of this Agreement pursuant to its terms, no Seller Entity shall, and no Seller Entity shall permit its Subsidiaries, Affiliates, Representatives, Representatives of its Subsidiaries or Affiliates, or agents (collectively, the “Seller Representatives”) to, directly or indirectly: (i) initiate, solicit or knowingly take any action to facilitate or encourage (including by way of furnishing information regarding the Business or the Purchased Assets) the submission of any proposal concerning or that would reasonably be expected to lead to the sale of all or any part of the Purchased Assets other than sales of the Product in the ordinary course of business (whether by way of merger, purchase of capital shares, purchase of assets or otherwise) (a “Competing Transaction”); or (ii) hold any discussions or enter into any agreements with, or provide or afford access to any information or respond to, any third party concerning the Business, the Purchased Assets or a proposed Competing Transaction or cooperate in any way with, agree to, assist or participate in, solicit, consider, entertain, facilitate or encourage any effort or attempt by any third party to do or seek any of the foregoing.  The Seller Entities shall, and shall cause the Seller Representatives to: (A) immediately cease and cause to be terminated, any and all discussions or negotiations with any third party conducted prior to the date hereof with respect to any Competing Transaction; and (B) request the prompt return or destruction of any confidential information previously furnished to such third parties with respect to the Business, the Purchased Assets or a possible Competing Transaction and terminate the access of any such third parties to any physical or electronic data rooms to the extent such access is for the purpose of evaluating the Business, the Purchased Assets or a possible Competing Transaction.  Until the earlier of (a) the Closing and (b) the termination of this Agreement pursuant to its terms, in the event that the Seller Entities or any of the Seller Representatives receives an unsolicited proposal concerning a Competing Transaction, Seller shall as promptly as practicable (but in no event later than twenty-four (24) hours after receipt of such proposal) notify Purchaser of the receipt of such proposal.  Such notice to Purchaser shall indicate the material terms and conditions of such proposal and include copies of any written materials concerning such proposal that are received by Seller after the signing of this Agreement by all parties hereto.  Thereafter, until the earlier of (a) the Closing and (b) the termination of this Agreement pursuant to its terms, the Seller Entities shall keep Purchaser reasonably informed as promptly as practicable of any material developments affecting the terms and conditions of such proposal.
7.3Access to Information.  From the date of this Agreement until the Closing, Seller shall, and shall cause its Affiliates to (a) permit Purchaser and its Representatives to have reasonable access, in a manner so as not to interfere with the normal business operations of the Business, to all premises, properties, books, records (excluding, for the avoidance of doubt, Consolidated Returns (or any of the underlying Tax workpapers for a Consolidated Return)), contracts and documents to the extent related to the Business and (b) furnish Purchaser with all financial, operating and other data and information related to the Business (including copies thereof) as Purchaser may reasonably request; provided, however, that Seller shall not be required to permit any inspection or other access, or to disclose any information that in the reasonable judgment of Seller would: (i) result in the disclosure of any Trade Secrets and Know-How or other competitively-sensitive information, (ii) violate any obligation of Seller or its Affiliates with respect to confidentiality entered into prior to the date of this Agreement, (iii) violate or result in the loss or material impairment of any information subject to the attorney-client privilege or the attorney work product doctrine or (iv) violate any Legal Requirement.  Without limiting the generality of the foregoing, Seller shall not be required to permit any inspection or other access to, or disclose any information regarding, any personnel file, human resources file, or other employment-related files maintained with respect to any employee of any Seller Entity.
7.4Commercially Reasonable Efforts.  Subject to Section 7.5 and Section 7.6, from the date of this Agreement until the Closing, Seller and Purchaser shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to cause to be fulfilled and satisfied all of the conditions to Closing set forth in Article 10.
7.5Governmental Review.
(a)Subject to the terms and conditions of this Agreement (but notwithstanding Section 7.4), each of the parties hereto shall cooperate with the other parties hereto and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing set forth in Section 10.3 to be satisfied as promptly as practicable, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents under applicable Antitrust Laws, and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority necessary, proper or advisable under applicable Antitrust Laws to consummate the Transactions (an “Approval”).
(b)In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and in any event within ten (10) Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use commercially reasonable efforts to take, or cause to be taken, all other actions consistent with this Section 7.5 necessary to cause the expiration or, with the consent of both Purchaser and Seller, early termination of the applicable waiting periods under the HSR Act (including any extensions thereof) as soon as practicable. Each of Seller and Purchaser shall pay half of the filing fee required pursuant to the HSR Act. In the event that Purchaser pays the full filing fee required pursuant to the HSR Act, Seller shall reimburse Purchaser for one-half of such filing fee within three (3) Business Days.
(c)Each of the parties hereto shall use commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions under Antitrust Laws and in connection with any investigation or other inquiry by or before a Governmental Authority relating to Antitrust Laws and (ii) keep the other parties hereto informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, or any other Governmental Authority.  Subject to applicable Legal Requirements relating to the exchange of information, each of the parties hereto shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other parties hereto and their respective Affiliates, as the case may be, that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Transactions related to Antitrust Laws.
(d)In furtherance and not in limitation of the covenants of Purchaser contained in this Section 7.5, Purchaser shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by a Governmental Authority with respect to Antitrust Laws in any jurisdiction in which information on consultation obligations are required by applicable Legal Requirements to consummate the Transactions; provided that, notwithstanding anything to the contrary in this Agreement, Purchaser’s obligations shall not include (A) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of, or holding separate (through the establishment of trust or otherwise) of its (or any of its Affiliates’) assets or businesses or of the assets or businesses to be acquired by it pursuant hereto, (B) terminating any existing agreements with respect to such Purchaser’s existing products; (C) entering into re-distribution agreements with a third party with respect to Purchaser’s existing products; or (D) otherwise taking or committing to take actions that limit Purchaser or its Affiliates’ freedom of action with respect to, or its ability to retain, one or more of its or its Affiliates’ businesses, product lines or assets.
7.6Consents.  Without limiting the provisions of Section 7.5, on or prior to the Closing Date, Seller shall use its commercially reasonable efforts to obtain all Consents and make and deliver all filings and notices listed on Schedule 7.6(a), and Purchaser shall use its commercially reasonable efforts to obtain, and agrees to take all reasonable actions that Seller reasonably requests in order to assist Seller in obtaining all Consents and make and deliver all filings and notices listed on Schedule 7.6(b).
7.7Regulatory Matters.
(a)Transfer of Seller Regulatory Approvals. For one hundred eighty (180) days after Closing, Seller will, and will cause its Affiliates to, assist with the transfer of the Seller Regulatory Approvals to Purchaser or Purchaser’s Affiliates and, as may be reasonably requested by Purchaser, in Purchaser’s preparation of all notifications or filings required to be filed with the applicable Governmental Authority in order to transfer the Seller Regulatory Approvals to Purchaser or Purchaser’s Affiliates. Without limiting the foregoing and to the extent applicable with respect to any particular Seller Regulatory Approvals, (i) Seller shall, and shall cause its Affiliates to, submit or file all documents required to be submitted by Seller or such Affiliates, as the current owner of a Regulatory Approvals, pursuant to 21 C.F.R. part 314.72; (ii) Purchaser shall submit or file all documents required to be submitted by Purchaser, as the new owner of a Regulatory Application, pursuant to 21 C.F.R. part 314.72; (iii) Seller shall, and shall cause its Affiliates to, take all other actions imposed upon a current owner of a Regulatory Application, by an applicable Legal Requirement or Governmental Authority, to transfer the Seller Regulatory Approvals to Purchaser or Purchaser’s Affiliates; and (iv) Purchaser or Purchaser’s Affiliates shall take all other actions imposed upon a new owner of a Regulatory Application, as may be required, by an applicable Legal Requirement or the applicable Governmental Authority, to accept the transfer of the Seller Regulatory Approvals and responsibility therefor from Seller.
(b)Complaints. After the Closing Date for a period of one hundred eighty (180), Seller shall notify Purchaser promptly (and in any event within the time period required by a Legal Requirement) if Seller or any of its Affiliates receives a complaint or a report of an adverse drug experience with respect to the Product. In addition, during the one hundred eighty (180) period immediately following the Closing Date, Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to assist Purchaser (and Purchaser shall reimburse Seller its reasonable expenses incurred in connection therewith) in connection with the investigation of and response to any complaint or adverse drug experience report related to the Product that occurred prior to the Closing Date. All notifications pursuant to this Section 7.7(b) shall be by electronic mail at such addresses agreed upon by the parties’ respective safety divisions.
(c)Cooperation. Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to cooperate with Purchaser in supplying reasonable information or assistance in Purchaser’s fulfillment of its obligations under this Section 7.7.
7.8Note Purchase Agreement and Convertible Promissory Note Purchase Agreement.  Purchaser shall not amend, modify or change the Senior Secured Note Purchase Agreement or the Convertible Promissory Note Purchase Agreement in a manner that would reasonably be expected to delay or prevent the Closing without the prior written consent of Seller, and subject to the satisfaction of all of the conditions to the Closing set forth in this Agreement, Purchaser shall draw down on the financing referred to in the Senior Secured Note Purchase

Agreement and the Convertible Promissory Note Purchase Agreement when the conditions set forth in this Agreement are satisfied.
7.9Cooperation.
(a)Prior to the Closing, the Seller shall and shall cause the Seller Subsidiary to use commercially reasonable efforts to provide to the Purchaser, and shall use its commercially reasonable efforts to cause their respective officers, employees, advisors and other representatives to provide to the Purchaser, such customary cooperation that is reasonably requested by the Purchaser in connection with the financing contemplated by the Senior Secured Note Purchase Agreement and the Convertible Promissory Note Purchase Agreement, including using commercially reasonable efforts to: (i) furnish the Purchaser and the Senior Secured Note Purchasers as promptly as practicable with customary pertinent information regarding the Purchased Assets as may be reasonably requested in writing by the Purchaser for use in connection with the financing; and (ii) arranging for customary payoff letters, lien terminations and instruments of discharge from third-party lenders and trustees to be delivered at the Closing relating to the Purchased Assets. Notwithstanding the foregoing:
(i)such requested cooperation shall not unreasonably disrupt the operations of the Seller or Seller Subsidiary; (A) nothing in this Section 7.9 shall require cooperation to the extent it would (x) cause any condition to the Closing set forth in Article 10 to not be satisfied, (y) cause any breach of this Agreement or (z) result in a violation of applicable law; and (B) the Seller shall only be obligated to deliver information pursuant to this Section 7.9 to the extent that it may be reasonably obtained from the books and records of the Seller or the Seller Subsidiary (without undue effort or expense);
(ii)neither the Seller nor the Seller Subsidiary shall be required to (1) pay any commitment or other similar fee, (2) incur or assume any liability in connection with the financings contemplated by the Senior Secured Note Purchase Agreement or the Convertible Promissory Note Purchase Agreement, (3) deliver or obtain opinions of internal or external counsel, (4) provide access to or disclose information where the Seller or the Seller Subsidiary reasonably determines that such access or disclosure could jeopardize the attorney-client privilege or contravene any law or (5) waive or amend any terms of this Agreement or any other contractual agreement to which the Seller or the Seller Subsidiary is party;
(iii)none of the Seller, the Seller Subsidiary or any of their respective directors, managers, officers or employees shall be required to execute, deliver or enter into, or perform any agreement, document or instrument with respect to the financings contemplated by the Senior Secured Note Purchase Agreement or the Convertible Promissory Note Purchase Agreement; and
(iv)None of the Seller, the Seller Subsidiary or their respective Affiliates or representatives shall be required to (i) bear any cost or expense or (ii) take any action that would subject any such Person to actual or potential liability, in each case, in connection with the financing contemplated by the Senior Secured

Note Purchase Agreement, the financing contemplated by the Convertible Promissory Note Purchase Agreement or their performance of the obligations under this Section 7.9.
(b)Purchaser shall indemnify, defend and hold harmless Seller, the Seller Subsidiary and each of the respective Affiliates and representatives of each of the foregoing from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the financing contemplated by the Senior Secured Note Purchase Agreement and the Convertible Promissory Note Purchase Agreement and the performance of their respective obligations under this Section 7.9 and the provision of any information utilized in connection therewith, other than to the extent such losses arise out of the bad faith, gross negligence or willful misconduct of Seller, the Seller Subsidiary, their Affiliates or their respective agents.  Purchaser shall, promptly upon request of Seller, reimburse Seller and the Seller Subsidiary for all reasonable out-of-pocket fees, costs and expenses incurred by such Persons (including those of its Affiliates and representatives) in connection with the cooperation required by this Section 7.9.
7.10Transitional Trademark License.
(a)License. Subject to the Usage Guidelines set forth in Section 7.10(b), Purchaser shall have and Seller (on behalf of itself and its Affiliates) hereby grants to Purchaser a limited, non-exclusive, non-transferrable (except as set forth in Section 14.5), royalty-free, paid-up, worldwide right and license to use the Seller Marks in connection with the Products, the Purchased Assets and the conduct of the Business for a transitional period until such time as Purchaser has obtained all necessary Governmental Approvals, Marketing Authorizations and any other approvals or requirements under applicable Legal Requirements to permit Purchaser to transition off of and cease its use of the Seller Marks (including in any Regulatory Documentation) and has exhausted all inventory of the Products and other related materials bearing any Seller Marks (or such later time as Purchaser and Seller may otherwise mutually agree in writing), including the right to grant sublicenses to the extent reasonably consistent with past practice of Seller or its Affiliate prior to the Closing, to operate the Business in a reasonably similar manner or as may otherwise be required under applicable Legal Requirements; provided that, such transitional period shall conclude as promptly as possible, and in any event shall not exceed twenty-four (24) months from the Closing Date (the “Transition End Date”); provided, further, that the Transition End Date shall automatically extend on a country by country basis during such time as Purchaser is actively pursuing label changes and a delay in connection therewith is solely a result of delays from regulatory agencies (provided, that, notwithstanding anything to the contrary herein, in no event shall the Transitional Trademark License End Date exceed the date that is forty-eight (48) months from the Closing Date). Purchaser shall maintain the quality of any products or services of the Business marked or marketed under the Seller Marks.  It is understood and agreed that, as between Purchaser and Seller, Seller shall retain all right, title and interest in and to Seller Marks.  All use of the Seller Marks permitted pursuant to this Section 7.10 shall inure to the benefit of Seller or its Affiliates; provided, that all use of the Trademarks included among the Purchased Assets shall inure to the benefit of Purchaser.  Seller acknowledges and agrees that nothing contained herein shall require Purchaser to (i) change, amend or modify any contract, agreement, document or other business writing, (ii) modify, obscure or destroy any internal or non-customer-facing equipment or materials or (iii) modify, obscure or destroy any product, component, inventory or packaging existing, in-process or for which Purchaser is contractually committed to receive or supply or as may be required under applicable Legal Requirements, at the time of expiration of the foregoing license, for which Purchaser shall have the benefit of the foregoing license for a reasonable sell-off period of such items.
(b)Usage Guidelines.
(i)Purchaser shall, and shall cause its Affiliates, licensees, sublicensees and subcontractors to comply with all quality standards, quality control requirements, and style or usage guidelines (collectively, the “Usage Guidelines”) provided by Seller to Purchaser with respect to use of the Seller Marks stipulated in this Section 7.10(b)(i). Purchaser acknowledges and agrees that no ownership rights are vested or created by the trademark license granted pursuant to Section7.10(a), and that all goodwill developed by virtue of the use of the Seller Marks in accordance with this Section 7.10(b)(i) inures to the benefit of Seller. Upon Seller’s request, Purchaser shall submit to Seller representative samples of materials bearing the Seller Marks for Seller’s review. Purchaser shall not change, modify, alter, create, combine with other trademarks or use the Seller Marks in any manner that would reasonably be expected to result in, or does result in (i) a material adverse impact on such Seller Marks or the goodwill associated therewith in any country, or (ii) a material negative reputational impact on Seller’s or any of its Affiliates’ business in any country, or (iii) the creation of material adverse publicity in any country for Seller or any of its Affiliates. Purchaser shall, and shall cause its Affiliates, sublicensees, licensees and subcontractors to, use the Seller Marks in accordance with (A) sound trademark usage principles, (B) all Legal Requirements, and (C) all Usage Guidelines. Upon receipt by Purchaser of any notice from Seller that Purchaser or its Affiliates, licensees, sublicensees or subcontractors have failed to comply with any of the terms or conditions of this Section 7.10(b)(i), Purchaser shall use its commercially reasonable efforts, and shall cause its affiliates, licensees, sublicensees and subcontractors to use commercially reasonable efforts to, remedy such failure on a timely basis.
(ii)At Seller’s request, Purchaser shall execute any documents required in the reasonable opinion of Seller to be entered as a “registered user” or recorded licensee of the Seller Marks or to be removed as registered user or licensee thereof.
Article 8

POST-CLOSING COVENANTS
8.1Cooperation.
(a)After the Closing, upon the reasonable request of Purchaser, Seller shall, and shall cause each Seller Entity to, use commercially reasonable efforts to (a) execute and deliver any and all further materials, documents and instruments of conveyance, transfer or assignment as may reasonably be requested by Purchaser to effect, record or verify the transfer to, and vesting in Purchaser of, such Seller Entity’s right, title and interest in and to the Purchased Assets, free and clear of all Encumbrances, in accordance with the terms of this Agreement, (b) cooperate with Purchaser, at Purchaser’s expense, to enforce the terms of any Assigned Contracts, including terms relating to confidentiality and Intellectual Property Rights, to Purchaser, (c) cooperate with reasonable requests from Purchaser to ensure an orderly transfer of customer relationships involving the Business to Purchaser, and (d) transfer any Purchased Assets not otherwise delivered at the Closing, subject to the other provisions of this Agreement.  After the Closing, Seller shall, and shall cause each Seller Entity to, promptly deliver to Purchaser (i) any mail, packages, orders, inquiries and other communications addressed to such Seller Entity and relating to the Business and (ii) any property that such Seller Entity receives and that properly belongs to Purchaser or any of its Affiliates.  After the Closing, Purchaser shall, and shall cause its Affiliates to, promptly deliver to Seller (A) any mail, packages, orders, inquiries and other communications addressed to a Seller Entity or any of its Affiliates and relating to a business of a Seller Entity or its Affiliates other than the Business and (B) any property that Purchaser or such Affiliate receives and that properly belongs to a Seller Entity or any of its Affiliates.
(b)If Purchaser determines in good faith, in consultation with its auditors, that it will be required to file in the future with the SEC, pursuant to Rule 3-05 of Regulation S-X, audited annual financial statements of the Business (the “Audited Financial Statements”) and/or unaudited quarterly financial statements of the Business (the “Unaudited Financial Statements”) for the periods specified by Rule 3-05 of Regulation S-X (the Audited Financial Statements together with the Unaudited Financial Statements, the “SEC Financial Statements”), then (i) Purchaser shall notify Seller of such determination prior to the third (3rd) anniversary of the Closing Date and (ii) Seller shall, and shall cause each Seller Entity to deliver to Purchaser as soon as reasonably practicable, but in any event no later than ninety (90) days after being notified of the requirement by Purchaser, the SEC Financial Statements.  Seller will use commercially reasonable efforts to ensure that the SEC Financial Statements will be (A) prepared in accordance with the books and records of the Business, (B) prepared in accordance with Regulation S-X and GAAP, and (C) in the case of the Audited Financial Statements, be accompanied by an opinion (the “Audit Opinion”) of Ernst & Young (the “Independent Auditor”), which opinion shall comply with Regulation S-X.  Until to the third (3rd) anniversary of the Closing Date, Seller will use commercially reasonable efforts to cause the Independent Auditor to provide Purchaser the consents requested by Purchaser to permit the inclusion of the Audit Opinion with respect to the Audited Financial Statements in Purchaser’s reports and registration statements filed with the SEC for periods required under applicable Legal Requirements no later than five (5) Business Days prior to any required filing date of any such filings. Purchaser shall reimburse Seller for (x) all of the reasonable costs and expenses of the Independent Auditor third-party consultants and other third-party expenses incurred by the Seller Entities in connection with complying with this Section 8.1(b) and (y) all of the other reasonable costs and expenses of the Seller Entities (calculated at the FTE Rate set forth in the Transition Services Agreement) to the extent such costs and expenses pursuant to this clause (y) exceed, in the aggregate, fifty thousand dollars ($50,000).
(c)Without limiting Seller’s obligations under Section 8.1 or the Transition Services Agreement, promptly following the Closing and as Purchaser may otherwise reasonably request from time to time, Seller will cooperate and work together with Purchaser to facilitate the transition of the Products and the Business, and shall provide and deliver to Purchaser technical transfer data/documentation, including transfer and delivery of copies of (1) all relevant technical documentation, (2) specifications, (3) written operating procedures, (4) Regulatory Documentation, and (5) tangible embodiments of any Trade Secrets and Know-How, data and applicable materials in the foregoing (1)-(4) and any other embodiments of any other Intellectual Property Rights, in each case included among the Purchased Assets, and any additional information and materials otherwise agreed as a part of any transfer plan.
8.2Return of Assets; Transfer of Purchased Assets.
(a)If, for any reason after the Closing, any asset is ultimately determined to be an Excluded Asset or Purchaser is found to be in possession of any Excluded Asset or subject to an Excluded Liability, (i) Purchaser shall return or transfer and convey (without further consideration) to the appropriate Seller Entity, and Seller shall cause such Seller Entity to accept or assume, as applicable, such asset or Excluded Liability; (ii) Seller shall cause the appropriate Seller Entity to assume (without further consideration) any liabilities associated with such assets or Excluded Liabilities; and (iii) Purchaser shall, and Seller shall cause the appropriate Seller Entity to, execute such documents or instruments of conveyance or assumption and take such further acts which are reasonably necessary or desirable to effect the transfer of such asset or Excluded Liability back to the Seller Entity.
(b)In the event that any Purchased Asset or Assumed Liability is discovered by the Seller Entities or any of their Affiliates or identified to Seller in writing by Purchaser at any time after the Closing Date, possession or ownership of which has not been transferred to, or assumed by, either Purchaser or its Affiliates at such time, the Seller Entities shall promptly take such steps as may be required to transfer, or cause to be transferred, such Purchased Assets or Assumed Liabilities to such Purchaser, subject to Section 1.4 and otherwise in accordance with the terms of this Agreement, at no additional charge to Purchaser or its Affiliates, and Purchaser or its Affiliates shall accept such Purchased Assets or assume such Assumed Liabilities, as the case may be.
8.3Records and Documents.  For a period of three (3) years after the Closing, at the other party’s request, each party shall provide the other party and its Representatives with access to and the right to make copies of those records and documents related to the Business (possession of which is retained by a Seller Entity or transferred to Purchaser as applicable), as may be necessary in connection with any third-party litigation, the preparation of financial statements or the conduct of any audit or investigation by a Governmental Authority.
8.4Bulk Sales Waiver.  Purchaser hereby waives compliance by each Seller Entity with any applicable bulk sales Legal Requirements in connection with the Transactions.
8.5Confidentiality.
(a)Purchaser acknowledges and agrees for the benefit of the Seller Entities that, without limitation to any other rights or obligations under the Confidentiality Agreement, all Confidential Information disclosed in connection with Purchaser’s due diligence investigation of the Business, the Purchased Assets and the evaluation of the Transactions, including pursuant to Section 7.3, shall be treated as and remain confidential in accordance with the terms of the Confidentiality Agreement from the date of this Agreement until the Closing Date, collectively as “Evaluation Material,” “Restricted Information” and “Operational Know-How,” as applicable (in each case as defined in the Confidentiality Agreement).
(b)Except as required by law or administrative process and except for information which is now or hereafter becomes public other than as a result of a breach of this Section 8.5(b), without limitation to any other rights or obligations under the Confidentiality Agreement, for a period of three (3) years after the Closing Date, Seller shall not, and shall cause the Seller Entities not to, disclose to any other Person any Confidential Information exclusively used in or exclusively relating to the Business or the Purchased Assets, whether in written, oral or other form; provided that nothing in this Section 8.5(b) shall in any way limit the disclosure of any such information to the Representatives of any Seller Entities in order to assist the Seller Entities with respect to (i) the Transactions and the other documents referred to herein or (ii) the conduct of the Seller Entities’ businesses other than the Business; provided further, that nothing contained herein shall be construed as a reservation by Seller under, or the granting by Purchaser to Seller of any rights by implication, estoppel or otherwise, in or to any Seller Intellectual Property.
(c)In order to ensure ongoing compliance with the Confidentiality Agreement, if this Agreement is terminated in accordance with Article 12, Purchaser shall, for a period of two (2) years after the date of termination and at Seller’s request, provide Seller with all information reasonably requested by Seller regarding any products launched by Purchaser following the date hereof that are similar to the Product, as determined by Seller in good faith, which information shall be deemed and treated by Seller at all times as the Confidential Information of Purchaser.
8.6Non-Solicitation of Employees.  For a period of two (2) years after the Closing Date, without the prior written consent of Seller, (i) Purchaser shall not, and shall cause its Affiliates not to, hire, and (ii) Purchaser shall cause each of its and its Affiliates’ respective employees who were directly and materially involved in the Transactions, not to solicit for employment, in each case, any of the employees of Seller or any of its Affiliates as of the Closing Date to whom Purchaser or any of its Affiliates may have been directly or indirectly introduced as a result of the Transactions or Purchaser’s consideration of a potential transaction with Seller; provided that Purchaser and its Affiliates shall not be restricted by this Section 8.6 from any general solicitation for employees or public advertising of employment opportunities (including through the use of employment agencies) not specifically directed at any such persons.
8.7Non-Competition.  For a period of two (2) years after the Closing Date, without the prior written consent of Purchaser, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (a) engage in or assist others in the development, manufacture, marketing, sale or distribution of any Competing Product (the “Restricted Business”), (b) have an ownership or financial interest in any Person that engages, directly or indirectly, in the Restricted Business in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant, or (c) cause, induce or encourage any material actual or prospective client, customer, distributor, pharmacy, supplier, licensor or other stakeholder of the Business, or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, it shall not be deemed to be a violation of this Section 8.7 for Seller: (i) to invest in any third Person which invests in, manages or operates a Restricted Business, so long as Seller’s and its Affiliates’ aggregate investment is less than 5% of the outstanding ownership interest in such third Person or (ii) to acquire any Person or business engaged in a Restricted Business if (A) the principal purpose of such acquisition is not to engage in the Restricted Business, (B) the acquired Person or business is not primarily engaged in the Restricted Business and (C) (1) revenues of such Person or business for the twelve-month period immediately preceding the date of such acquisition derived from the Restricted Business was less than thirty percent (30%) of the aggregate revenues of such Person over such period and (2) Seller either ceases conducting such Restricted Business or enters into a definitive agreement to divest such Restricted Business within twelve (12) months after the acquisition thereof.  For purposes of this Section 8.7, the term “Affiliates” shall not include any Person that acquires a controlling interest, whether directly or indirectly, in Seller, whether through acquisition of voting securities, by Contract, or otherwise.
8.8Scope and Choice of Law.  It is the understanding of the parties that the scope of the covenants contained in Sections 8.6 and 8.7 hereof both as to time and area covered, are reasonable and necessary to protect the rights of the Purchaser and the rights of the Seller Entities.  It is the parties’ intention that these covenants be enforced to the greatest extent (but to no greater extent) in time, area and degree of participation as is permitted by the laws of the State of Delaware.  The parties further agree that, in the event that any provision of Sections 8.6 or 8.7 hereof shall be determined by any state or federal court within the State of Delaware to be unenforceable by reason of its being extended over too great a time or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.  If any such covenants or any part of such covenants is to any extent declared illegal or unenforceable by a state or federal court within the State of Delaware, then the remainder of such covenants, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each such remaining covenant shall be valid and enforceable to the fullest extent permitted by law.
8.9Remedy for Breach.  The parties agree that either party shall be entitled to seek injunctive relief against the other in the event of any breach or threatened breach of any of the covenants contained in Sections 8.5, 8.6 or 8.7.
8.10Accounts Receivable.  The parties hereto acknowledge and agree that all Accounts Receivable shall remain the property of the Seller Entities and their Affiliates and shall be collected by the Seller Entities subsequent to the Closing.  In the event that, subsequent to the Closing, Purchaser or Purchaser’s Affiliates receives any payments from any obligor with respect to an account receivable outstanding on the Closing Date, then Purchaser shall within twenty (20) Business Days after receipt of such payment remit the full amount of such payment to the applicable Seller Entity.  In the case of the receipt by Purchaser of any payment from any obligor of any Seller Entity and Purchaser; then, unless otherwise specified by such obligor, such payment shall be applied first to amounts owed to the Seller Entities with the excess, if any, remitted to Purchaser.  In the event that, subsequent to the Closing, any Seller Entity or its Affiliates receives any payments from any obligor with respect to an account receivable of Purchaser for any period after the Closing Date, then the Seller Entity shall within twenty (20) Business Days after receipt of such payment remit the full amount of such payment to Purchaser.  In the case of the receipt by any Seller Entity or its Affiliates of any payment from any obligor of any Seller Entity and

Purchaser; then, unless otherwise specified by such obligor, such payment shall be applied first to amounts owed to the Seller Entities with the excess, if any, remitted to Purchaser.
8.11Transfer of Seller Intellectual Property.  Notwithstanding anything to the contrary in this Agreement or any ancillary agreement hereto, Purchaser shall be responsible for preparing and filing all instruments and documents necessary to effect the assignment of the Seller Intellectual Property to Purchaser, including all costs and expenses of preparing and recording country-specific assignments and legalization of signatures (where required).
Article 9

RESERVED
Article 10

CONDITIONS TO CLOSING
10.1Conditions to Purchaser’s Obligation to Close.  The obligations of Purchaser to consummate the Transactions shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Purchaser in writing:
(a)Representations, Warranties and Covenants.  (i) The representations and warranties of Seller in (A) Section 5.4(b) of this Agreement and (B) Sections 5.1, 5.8(a), 5.9 and 5.19 (collectively, the “Seller’s Fundamental Representations”) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date; (ii) the representations and warranties of Seller in this Agreement (other than as set forth in clause (i)) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (or, to the extent such representations and warranties speak as of a specific date or time, they shall be true in all respects as of such date or time), except as otherwise contemplated by this Agreement and except for such inaccuracies under such representations and warranties which, taken together in their entirety, would not, individually or in the aggregate, result in a Material Adverse Effect; and (iii) as of the Closing, Seller shall have performed, in all material respects, all covenants and obligations in this Agreement required to be performed by Seller on or prior to the Closing Date.
(b)Documents.  Seller shall have delivered, or caused to have been delivered, to Purchaser all of the documents and agreements set forth in Section 4.2.
10.2Conditions to Seller’s Obligation to Close.  The obligations of the Seller Entities to consummate the Transactions shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Seller in writing:
(a)Representations, Warranties and Covenants.  (i) The representations and warranties of Purchaser in Sections 6.1, 6.2, 6.4 and 6.6 this Agreement shall be true and correct in all respects as of the Closing Date, (ii)  the representations and warranties of Purchaser in this Agreement (other than as set forth in clause (i)) shall be true and correct in all respects as of the Closing Date (or, to the extent such representations and warranties speak as of a specific date or time, they shall be true in all respects as of such date or time), except as otherwise contemplated by this Agreement and except for such inaccuracies under such representations and warranties, which, taken together in their entirety, would not, individually or in the aggregate, result in a Purchaser Material Adverse Effect; and (iii) Purchaser shall have performed, in all material respects, all covenants and obligations in this Agreement required to be performed by Purchaser on or prior to the Closing Date.
(b)Deliveries.  Purchaser shall have delivered to Seller all of the documents and agreements set forth in Section 4.3.
10.3Conditions to Obligations of Each Party to Close.  The respective obligations of each party to this Agreement to consummate the Transactions shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, which may be waived by mutual consent of Seller and Purchaser, in writing:
(a)No Legal Impediments to Closing.  No Order shall be in effect, or be pending by any Governmental Authority, which prohibits, renders illegal, or enjoins, the consummation of the Transactions.  There shall not be any Legal Requirement pending or in effect, prohibiting Seller from selling the Business or the Purchased Assets or that makes this Agreement or the consummation of the Transactions illegal.
(b)HSR.  Any applicable waiting period (and any extensions thereof) under the HSR Act shall have expired or been terminated.
Article 11

TAX MATTERS
11.1Purchase Price Allocation.  The parties agree that the purchase and sale of the Purchased Assets pursuant to this Agreement will be treated for Tax purposes as a taxable purchase of assets by Purchaser. No later than ninety (90) days after the Closing, Seller shall provide Purchaser with an allocation of the Up-Front Purchase Price (plus the Assumed Liabilities and any other liabilities deemed assumed by Purchaser for United States federal income Tax purposes) among the Purchased Assets (the “Purchase Price Allocation”). The Purchase Price Allocation will be prepared in good faith using commercially reasonable judgment in accordance with Section 1060 of the Code (and any similar provision of state, local or foreign law, as appropriate) and any third-party valuation of the Purchased Assets. Thereafter, Purchaser shall have fifteen (15) days either to (i) agree with and accept the Purchase Price Allocation or (ii) in good faith, suggest changes to the Purchase Price Allocation and attempt to agree with Seller as to the contents of the Purchase Price Allocation. Purchaser and Seller shall consult in good faith on the Purchase Price Allocation to resolve any differences, but neither party shall be bound by the other party’s suggestions.  In the event that the Purchase Price Allocation has been agreed to between the Purchaser and Seller, the parties shall report, act and file their respective Tax Returns (including IRS Form 8594) in accordance with the Purchase Price Allocation and any adjustments thereto and shall not take any position on a Tax Return or in a Tax audit or similar proceeding inconsistent with the Purchase Price Allocation or any adjustments thereto except upon a final determination by an applicable Tax Authority. If any subsequent adjustment is required to be made to the Purchase Price Allocation (including as a result of any Contingent Payment made by the Purchaser pursuant to this Agreement), the Purchase Price Allocation shall be revised to take such adjustment into account in a manner consistent with the initial Purchase Price Allocation. Seller and Purchaser shall provide the other promptly with any other information reasonably required to complete the Purchase Price Allocation and any adjustments thereto.
11.2Transfer Taxes.  Notwithstanding anything to the contrary in this Agreement, the parties agree that (i) the Purchase Price is exclusive of any Transfer Taxes and (ii) Seller and Purchaser shall each pay, when due, and be responsible for, 50% of any Transfer Taxes and related fees imposed on or payable in connection with the transactions contemplated by this Agreement; provided, that the Purchaser shall be responsible for 100% of any VAT that is imposed in connection with this Transaction.  Purchaser shall prepare and timely file all necessary documentation and Tax Returns required to be filed with respect to such Transfer Taxes and provide a copy of such Tax Return to the appropriate Seller Entity.  Seller and Purchaser shall, and shall cause their respective Affiliates to, cooperate (i) to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes, and (ii) to maintain accurate records of Transfer Taxes owed and paid.
11.3Cooperation; Allocation of Taxes.
(a)Purchaser and Seller agree to furnish or cause to be furnished to each other, upon request and at the expense of the requesting party, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Assumed Liabilities (including reasonable access to Tax Returns and Books and Records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Tax Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax.  Purchaser and Seller agree to cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Purchased Assets or the Assumed Liabilities. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, in no event shall Seller allow access to, or otherwise allow the examination of, a Consolidated Return (or any of the underlying Tax workpapers for a Consolidated Return).
(b)In the case of any Tax period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of Taxes with respect to the Business or Purchased Assets that relate to a Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the number of days in such Straddle Period.  Notwithstanding the forgoing, items attributable to any action taken by Purchaser on the Closing Date after the Closing that is not in the ordinary course of business and is not contemplated by this Agreement will be paid by Purchaser and will not be attributable to a Pre-Closing Tax Period. Any refunds of Taxes with respect to the Purchased Assets or the Business for any Straddle Period actually received will be apportioned between the Purchaser and the Seller in a manner consistent with the allocation of Taxes as set forth in this Section 11.3(b).

Article 12

TERMINATION
12.1Circumstances for Termination.

At any time prior to the Closing, this Agreement may be terminated by written notice explaining the reason for such termination:

(a)by the mutual written consent of Purchaser and Seller;
(b)by Purchaser, if it is not in material breach of any material provision of this Agreement, and if Seller shall have breached in any material respect any provision of this Agreement, which breach would render unsatisfied any condition contained in Section 10.1 or 10.3, and (i) is incapable of being cured, or (ii) if capable of being cured is not cured prior to the Business Day prior to the Drop-Dead Date;
(c)by Seller, if it is not in material breach of any material provision of this Agreement, and if Purchaser shall have breached in any material respect any provision of this Agreement, which breach would render unsatisfied any condition contained in Section 10.2 or 10.3, and (i) is incapable of being cured, or (ii) if capable of being cured is not cured prior to the Business Day prior to the Drop-Dead Date; and
(d)by either Seller or Purchaser, if (i) the Closing has not occurred on or prior to November 10, 2020 (the “Drop-Dead Date”) for any reason and (ii) the party seeking to terminate this Agreement hereunder has not primarily caused such failure to close.
12.2Effect of Termination.  If this Agreement is terminated in accordance with Section 12.1, all obligations of the parties hereunder shall terminate, except for the obligations set forth in this Article 12 (Termination) and Sections 14.1 (Expenses), 14.6 (Governing Law) and 14.7 (Jurisdiction; Waiver of Jury Trial); provided, however, that nothing herein shall relieve any party from liability resulting from any willful and material breach of this Agreement.  For purposes of this Section 12.2, a “willful and material breach of this Agreement” shall mean a deliberate action or omission (including a failure to cure circumstances) where the breaching party knows such action or omission is or would reasonably be expected to result in, or intends such action or omission to be or reasonably expects such action or omission to, result in a breach of this Agreement.
Article 13

INDEMNIFICATION
13.1Indemnification by Seller.  Subject to the limitations set forth in this Article 13, from and after the Closing, Seller shall indemnify, defend and hold harmless Purchaser and its officers, directors, agents, employees and Affiliates (collectively, the “Purchaser Indemnified Persons”) from and against any and all Damages (collectively, “Purchaser Damages”), arising out of, relating to or resulting from (a) any breach of or inaccuracy in a representation or warranty of Seller contained in this Agreement (without giving effect to any “Material Adverse Effect” or other similar materiality qualifications included in such representation or warranty solely for purposes of calculating the amount of any Damages subject to indemnification hereunder (and not for purposes of establishing a breach or inaccuracy hereunder)); (b) any breach of a covenant of Seller contained in this Agreement; (c) any Excluded Liability; and (d) any Seller Taxes.
13.2Indemnification by Purchaser.  Subject to the limitations set forth in this Article 13, from and after the Closing, Purchaser shall indemnify, defend and hold harmless the Seller Entities and their respective officers, directors, agents, employees and Affiliates (collectively, the “Seller Indemnified Persons”) from and against any and all Damages (collectively, “Seller Damages”), arising out of, relating to or resulting from (a) any breach of or inaccuracy in a representation or warranty of Purchaser contained in this Agreement; (b) any breach of a covenant of Purchaser contained in this Agreement; (c) any Assumed Liability; or (d) any Taxes related to the Purchased Assets for all Post-Closing Tax Periods (calculated in accordance with Section 11.3).
13.3Time for Claims.  No claim may be made or suit instituted seeking indemnification pursuant to Sections 13.1(a) or 13.2(a) unless a written notice describing such claim in reasonable detail in light of the circumstances then known to the Indemnitee is provided to the Indemnitor prior to the first (1st) anniversary of the Closing Date; provided, however, that (i) claims may be made with respect to the representations and warranties set forth in Section 5.5 (Taxes) until thirty (30) days after expiration of applicable statutes of limitations relating to the subject matter thereof and (ii) claims may be made with respect to the Seller’s Fundamental Representations, the Select Intellectual Property Representations and the Purchaser’s representations and warranties in Sections 6.1, 6.2 and 6.6 (collectively, the “Purchaser’s Fundamental Representations”) until the first to occur of (A) end of the Royalty Term and (B) twenty (20) years.
13.4Procedures for Indemnification.
(a)Third-Party Claims.  Promptly after receipt by a party entitled to indemnification under Sections 13.1 or 13.2 or any other provision of this Agreement (the “Indemnitee”) of written notice of the assertion or the commencement of any Proceeding with respect to any matter referred to in Sections 13.1 or 13.2 or in any other applicable provision of this Agreement made or brought by any Person who is not a party to this Agreement (a “Third Party Claim”), the Indemnitee shall give written notice describing such claim or Proceeding in reasonable detail in light of the circumstances then known to the Indemnitee to the party obligated to indemnify Indemnitee (the “Indemnitor”), and thereafter shall keep the Indemnitor reasonably informed with respect thereto; provided, however, that failure of the Indemnitee to keep the Indemnitor reasonably informed as provided herein shall not relieve the Indemnitor of its obligations hereunder except to the extent that the Indemnitor is prejudiced thereby.  If any Proceeding shall be commenced against any Indemnitee by a third party, the Indemnitor shall be entitled to participate in such Proceeding and assume the defense thereof with counsel reasonably satisfactory to the Indemnitee, at the Indemnitor’s sole expense; provided, however, that the Indemnitor shall not have the right to assume the defense of any Proceeding if (i) such Third Party Claim involves criminal liability; (ii) the Indemnitee shall have one or more legal or equitable defenses available to it which are different from or in addition to those available to the Indemnitor, and, in the reasonable opinion of the Indemnitee, counsel for the Indemnitor could not adequately represent the interests of the Indemnitee because such interests could be in conflict with those of the Indemnitor; (iii) such litigation is reasonably likely to have a material adverse effect on any other matter beyond the scope or limits of the indemnification obligation of the Indemnitor; or (iv) the Indemnitor shall not have assumed the defense of the litigation in a timely fashion (but in any event within thirty (30) days of notice of such Proceeding).  If the Indemnitor shall assume the defense of any Proceeding, the Indemnitee shall be entitled to participate in any Proceeding at its expense, and the Indemnitor shall not settle such Proceeding unless (A) the settlement shall include as an unconditional term thereof the giving by the claimant or the plaintiff of a full and unconditional release of the Indemnitee from all liability with respect to the matters that are subject to such Proceeding, (B) the settlement shall not include a finding or admission of any violation of a Legal Requirement or any violation of the rights of any Person, (C) the settlement imposes any injunctive relief or other restrictions of any kind or nature on the Indemnitee or (D) otherwise shall have been approved by the Indemnitee, such approval not to be unreasonably withheld or delayed.
(b)Direct Claims.  Any claim by an Indemnitee on account of Damages which do not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnitee giving the Indemnitor written notice describing such claim in reasonable detail in light of the circumstances then known to the Indemnitee and, if then known, the amount of Damages incurred by the Indemnitee (the “Claimed Amount”) to the Indemnitor and thereafter shall keep the Indemnitor reasonably informed with respect thereto; provided, however, that failure of the Indemnitee to keep the Indemnitor reasonably informed as provided herein shall not relieve the Indemnitor of its obligations hereunder except to the extent that the Indemnitor is prejudiced thereby. The Indemnitor shall have thirty (30) days after its receipt of such notice (the “Review Period”) to respond in writing to such Direct Claim, whereby the Indemnitor shall (i) agree that the Indemnitee is entitled to receive all of the Claimed Amount (in which case, within five (5) Business Days of such response, the Indemnitor shall pay the Indemnitee the Claimed Amount to an account designated by the Indemnitee in writing not less than two (2) Business Days prior to such payment), (ii) agree that the Indemnitee is entitled to receive part, but not all, of the Claimed Amount (in which case, within five (5) Business Days of such response, the Indemnitor shall pay the Indemnitee the Claimed Amount to an account designated by the Indemnitee in writing not less than two (2) Business Days prior to such payment), or (iii) contest that the Indemnitee is entitled to receive any off the Claimed Amount including the reasons therefor. If the Indemnitor in such response contests the payment of all or part of the Claimed Amount, the Indemnitor and the Indemnitee shall use commercially reasonable efforts to resolve such dispute. If such dispute is not resolved within sixty (60) days following the delivery by the Indemnitor of such response, the Indemnitor and the Indemnitee shall each have the right to submit such dispute to a court of competent jurisdiction, subject to Section 14.7. Any amounts owed to the Indemnitee pursuant to (A) a resolution of such dispute between the parties or (B) a final, non-appealable decision of such court of competent jurisdiction with respect to such dispute shall be referred to herein as the “Final Amount”. During the Review Period, the Indemnitee shall allow the Indemnitor and its professional advisors to investigate the matter or circumstances alleged to give rise to the Direct Claim and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnitee shall reasonably cooperate with the Indemnitor’s investigation by giving such information and assistance (including the right to examine any documents or records exclusively related to such Direct Claim) as the Indemnitor or any of its professional advisors may reasonably request.

13.5Limitations on Indemnification.
(a)Notwithstanding anything herein to the contrary, Seller shall not be obligated to indemnify any Purchaser Indemnified Person under Section 13.1(a):  (i) unless the aggregate of all Purchaser Damages exceeds $250,000 (the “Seller’s Indemnification Deductible”), at which point, the full amount of all Purchaser Damages shall be recoverable or (ii) to the extent that the aggregate of all Purchaser Damages exceeds $7,000,000 (the “Seller’s Indemnification Cap”); provided, however, that the Seller’s Indemnification Cap and Seller’s Indemnification Deductible shall not apply to nor count towards any Seller indemnification obligation (A) arising out of, relating to or resulting from Fraud by any Seller Entity or arising out of, relating to or resulting under Sections 13.1(b), (c) or (d) or (B) arising out of, relating to or resulting from a breach of or inaccuracy in any of the representations and warranties set forth in Section 5.5 (Taxes), any Seller’s Fundamental Representations or any Select Intellectual Property Representations.  Notwithstanding anything herein to the contrary, Seller shall not be obligated to indemnify any Purchaser Indemnified Person under Section 13.1(a) with respect to Purchaser Damages arising out of, relating to or resulting from a breach of or inaccuracy in any of Seller’s Fundamental Representations to the extent that the aggregate of all Purchaser Damages exceeds the Purchase Price actually paid to the Seller pursuant to this Agreement. Notwithstanding anything herein to the contrary, Seller shall not be obligated to indemnify any Purchaser Indemnified Person under this Article 13 with respect to Purchaser Damages (i) for Taxes attributable to any action taken by Purchaser on the Closing Date after the Closing that is not in the ordinary course of business and is not contemplated by this Agreement, which will be paid by Purchaser and will not be attributable to a Pre-Closing Tax Period or (ii) with respect to any matter if Purchaser had knowledge of such matter prior to Closing.
(b)Notwithstanding anything herein to the contrary, Purchaser shall not be obligated to indemnify any Seller Indemnified Person under Section 13.2(a):  (i) unless the aggregate of all Seller Damages exceeds $250,000 (the “Purchaser’s Indemnification Deductible”), at which point, the full amount of all Seller Damages shall be recoverable or (ii) to the extent that the aggregate of all Seller Damages exceeds $7,000,000 (the “Purchaser’s Indemnification Cap”): provided, however, that the Purchaser’s Indemnification Cap and the Purchaser’s Indemnification Deductible shall not apply to nor count towards any Purchaser indemnification obligation (A) arising out of, relating to or resulting from Fraud by Purchaser or arising out of, relating to or resulting under Sections 13.2(b), (c)  or (d), or (B) arising out of, relating to or resulting from a breach of or inaccuracy in any of Purchaser’s Fundamental Representations. Notwithstanding anything herein to the contrary, Purchaser shall not be obligated to indemnify any Seller Indemnified Person under this Article 13 with respect to Seller Damages for Taxes (1) attributable to any action taken by the Seller Entities before the Closing, which will be paid by Seller and will not be attributable to a Post-Closing Tax Period, or (2) incurred before the Closing Date.
(c)Without prejudice to any obligations arising under a Legal Requirement, each party shall, and shall cause its respective Affiliates to, take all reasonable steps to mitigate any Damage upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the extent reasonably necessary to remedy the breach that gives rise to such Damage, which costs, for the avoidance of doubt, shall be recoverable as Seller Damages or Purchaser Damages.

(d)Notwithstanding any provision herein to the contrary, neither party shall be entitled to claims of breach or indemnification pursuant to this Agreement (including any breach or inaccuracy of the representations and warranties contained in this Agreement) more than once with respect to the same breach.
(e)LIMITATION OF LIABILITY, DISCLAIMER OF CONSEQUENTIAL DAMAGES.  TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, AND EXCEPT FOR CLAIMS PURSUANT TO (I) SECTION 8.5, (II) SECTION 13.1(C) AND (III) SECTION 13.2(C), NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY LOST PROFITS, LOSS OF DATA, LOSS OF USE, COST OF COVER, BUSINESS INTERRUPTION OR OTHER SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY, ARISING FROM THE PERFORMANCE OF, OR RELATING TO, THIS AGREEMENT REGARDLESS OF WHETHER SUCH PARTY HAS BEEN NOTIFIED OF THE POSSIBILITY OF, OR THE FORESEEABILITY OF, SUCH DAMAGES.
13.6Limitations on Select Intellectual Property Indemnification.
(a)Notwithstanding anything herein to the contrary, with respect to any Purchaser Damages arising out of, relating to or resulting from any breach of or inaccuracy in the Select Intellectual Property Representations, (i) Seller shall be obligated to indemnify such Purchaser Indemnified Person only for twenty percent (20%) of the aggregate Purchaser Damages incurred in connection with any such breach or inaccuracy and (ii) Seller shall not be obligated to indemnify any Purchaser Indemnified Person for any Purchaser Damages incurred in connection with any such breach or inaccuracy to the extent that the aggregate of all such indemnification payments made by Seller in respect of such Purchaser Damages exceeds $100,000,000 (the “IP Indemnification Limit”); provided, however, that the limitations in this Section 13.6(a) shall not apply to nor count towards Seller indemnification obligations arising out of, relating to or resulting from Fraud by any Seller Entity.
(b)The parties acknowledge and agree that any Purchaser Damages within the IP Indemnification Limit shall be recoverable by Purchaser as follows: (i) the first $30,000,000 of Purchaser Damages (the “Direct IP Indemnification Limit”), at the sole discretion of the Purchaser, shall be recoverable either directly from Seller or through setoff pursuant to Section 13.8, and (ii) all remaining Purchaser Damages in excess of the Direct IP Indemnification Limit shall be recoverable exclusively through setoff pursuant to Section 13.8; provided, however, that, with respect to clause (ii), (A) such setoff shall only occur at the time when any Contingent Payments are due and shall not accrue as unpaid towards future Contingent Payment and (B) the amount of any Purchaser Damages to be offset against any single Contingent Payment shall not exceed twenty percent (20%) of such Contingent Payment.
13.7Third Party Contributors.  The amount of any and all Damages for which indemnification is provided pursuant to this Article 13 shall be net of any amounts actually received by the Indemnitee with respect to such Damages (i) under insurance policies after giving effect to any deductible, retention or equivalent loss rated premium adjustment and any costs or expenses incurred in recovering such insurance proceeds and (ii) otherwise from any third party.  Notwithstanding anything herein to the contrary, but subject to Section 13.5(c), Indemnitee shall have no obligation to seek payment from any insurance policy or to maintain insurance policies; provided, however that the Purchaser Indemnified Persons shall first pursue payment or recovery under the Existing Licenses for any Purchaser Damages, to the extent such Damages are recoverable under the terms of the applicable Existing Licenses, prior to seeking indemnification under this Agreement.
13.8Right of Setoff. Subject to Section 13.6(b), Purchaser may, at its sole discretion, set off (i) any Final Amount with respect to a Direct Claim to which Purchaser is the Indemnitee pursuant to Section 13.4 and (ii) the amount of Purchaser Damages for which Seller is required to indemnity any Purchaser Indemnitee pursuant to this Agreement in respect of any Third Party Claim, as finally determined pursuant to (A) a resolution of such dispute between the parties or (B) a final, non-appealable decision of such court of competent jurisdiction, in the case of each of (i) and (ii), against amounts otherwise payable pursuant to Sections 3.1 or 3.2.
13.9Remedies Exclusive.  With the exception of (a) any claims of Fraud which are proven and upon which a judgment entered in the involved proceeding shall be expressly based, (b) claims pursuant to Section 14.15 and (c) as contemplated by Section 3.5(c), Seller and Purchaser expressly agree that from and after the Closing the provisions of this Article 13 shall be the sole and exclusive remedy for all claims of breach or indemnification pursuant to this Agreement after the Closing Date. Nothing in this Section 13.9 shall limit any party’s right to seek and obtain any equitable relief to which any party shall be entitled pursuant to Section 14.15 or to seek any remedy on account of any Fraud by any party or their Affiliates and each of their respective Representatives.
13.10Tax Treatment of Indemnification.  For all Tax purposes, Purchaser and Seller agree to treat any indemnity payment under this Agreement as an adjustment to the Purchase Price unless otherwise required by law.
Article 14

MISCELLANEOUS PROVISIONS
14.1Expenses.  Whether or not the Transactions are consummated, unless otherwise indicated expressly herein, each party shall pay its own costs and expenses in connection with this Agreement and the Transactions, including the fees and expenses of its advisers, accountants and legal counsel.
14.2Interpretation.  Except as otherwise explicitly specified to the contrary, (a) references to a Section, Article, Exhibit or Schedule means a Section or Article of, or Schedule or Exhibit to, this Agreement, unless another agreement is specified, (b) the word “including” (in its various forms) means “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) the phrase “ordinary course of business” means an action taken, or omitted to be taken, by any Person in the ordinary course of such Person’s business consistent with past practice (including, for the avoidance of doubt, recent past practice in light of the current pandemic, epidemic or disease outbreak); provided, however, that any action taken, or omitted to be taken, that relates to, or arises out of, any pandemic, epidemic or disease outbreak (including any COVID-19 Measures) shall be deemed to be in the ordinary course of business, (e) words in the singular or plural form include the plural and singular form, respectively, (f) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement, (g) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if,” (h) the headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, (i) the words “will” and “shall” shall be interpreted to have the same meaning, (j) references to “$” shall mean United States dollars and (k) the word “or” is not exclusive.
14.3Entire Agreement.  This Agreement, including the other documents, agreements, Exhibits and Schedules specifically referred to herein, constitutes the entire agreement between and among the parties hereto with regard to the subject matter hereof, and supersedes all prior agreements and understandings with regard to such subject matter.  Except for the Confidentiality Agreement, there are now no agreements, representations or warranties between or among the parties other than those set forth in the Agreement or the documents and agreements contemplated in this Agreement.  The parties acknowledge and agree that notwithstanding any terms within to the contrary, the Confidentiality Agreement shall not expire nor be terminated in accordance with its terms for any reason on or prior to the earlier of the Closing Date or the termination of this Agreement.
14.4Amendment, Waivers and Consents.  This Agreement shall not be changed or modified, in whole or in part, except by supplemental agreement or amendment signed by the parties.  Any party may waive compliance by any other party with any of the covenants or conditions of this Agreement, but no waiver shall be binding unless executed in writing by the party making the waiver.  No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.  Any consent under this Agreement shall be in writing and shall be effective only to the extent specifically set forth in such writing.
14.5Successors and Assigns.  This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that no party hereto may assign any right or obligation hereunder without the prior written consent of all other parties hereto, except that Purchaser may collaterally assign its rights under this Agreement to any financial institution or other lender financing or refinancing the transactions contemplated hereby or otherwise extending credit to Purchaser or its Affiliates.  Notwithstanding anything in this Section 14.5 to the contrary, no assignment shall relieve the assigning party of its obligations hereunder.  If any withholding taxes are imposed with respect to any payment contemplated under this Agreement as a result of an assignment or other transfer Purchaser of its rights or obligations hereunder to another entity (or as a result of a subsequent transfer following such assignment or transfer), and such withholding taxes would not have been imposed with respect to such payment under then-applicable Tax Laws if Purchaser had not assigned or transferred its rights or obligations hereunder (or such subsequent transfer had not occurred) (such incremental withholding taxes, “Incremental Taxes”), then the amount payable to the Seller shall be increased to take into account such Incremental Taxes so that the Seller receives an amount equal to the sum it would have received had no such Incremental Taxes been withheld.

14.6Governing Law.  The rights and obligations of the parties shall be governed by, and this Agreement shall be interpreted, construed and enforced in accordance with, the laws of the State of Delaware, excluding its conflict of laws rules to the extent such rules would apply the law of another jurisdiction.
14.7Jurisdiction; Waiver of Jury Trial.
(a)Any judicial proceeding brought against any of the parties to this Agreement or any dispute arising out of this Agreement or related hereto may be brought in the courts of the State of Delaware, or in the United States District Court for the District of Delaware, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts the exclusive jurisdiction of such courts and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.  The foregoing consents to jurisdiction shall not constitute general consents to service of process in the State of Delaware for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the parties to this Agreement.  Each of the parties to this Agreement agree that service of any process, summons, notice or document by United States mail to such party’s address for notice hereunder shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters for which it has submitted to jurisdiction pursuant to this Section 14.7(a).
(b)EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY ACTION, PROCEEDING OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.
14.8Rules of Construction.  The parties acknowledge that each party has read and negotiated the language used in this Agreement.  The parties agree that, because all parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party’s role in drafting this Agreement.
14.9Severability.  If any provision of this Agreement, as applied to either party or to any circumstance, is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.
14.10Exhibits and Schedules.  All Exhibits and Schedules attached hereto shall be deemed to be a part of this Agreement and are fully incorporated in this Agreement by reference.  Disclosure in any Schedule shall qualify (a) the corresponding Section of the Agreement to which such Schedule refers and (b) any other Sections of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such disclosure also qualifies or applies to such other Sections.
14.11Notices.  Any notice required or permitted to be given hereunder shall be sufficient if in writing and (a) delivered in person or by express delivery or courier service, (b) sent by email of a PDF document (with written confirmation of receipt) or (c) deposited in the mail registered or certified first class, postage prepaid and return receipt requested.  Each notice shall be deemed given when so delivered personally, or sent by email transmission, or, if sent by express delivery or courier service, one (1) Business Day after being sent, or if mailed, five (5) Business Days after the date of deposit in the mail.  A notice of change of address or email shall be effective only when done in accordance with this Section 14.11.

To Purchaser at:Secura Bio, Inc.

1995 Village Center Circle, Suite 128

Las Vegas, Nevada 89134

Attention:Mark E. Spring

Brett Lund

Email:mark.spring@securabio.com;

blund@securabio.com

With copies to:Paul Hastings LLP

Twelfth Floor

4747 Executive Drive

San Diego, CA 92121

Attention: Deyan Spiridonov
Email: spiri@paulhastings.com

To any of the
Seller Entities at:Verastem, Inc.
117 Kendrick Street, Suite 500

Needham, Massachusetts, 02494
Attention: Brian M. Stuglik
Email: bstuglik@verastem.com

With copies to:Ropes & Gray LLP

Prudential Tower
800 Boylston Street
Boston, MA 02199-3600
Attention: Marko Zatylny
Email: marko.zatylny@ropesgray.com

14.12Rights of Parties.  Other than as set forth in Section 14.16, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.
14.13Public Announcements.  Except as may be required by applicable Legal Requirements or stock exchange rules, no party to this Agreement or any Affiliate or Representative of such party shall make any public announcements or otherwise communicate with any news media in respect of this Agreement or the Transactions without prior consent of the other parties, such consent not to be unreasonably withheld, and prior to any announcement or communication the parties shall cooperate as to the timing and contents of any such announcement or communication.
14.14Counterparts.  This Agreement may be signed in any number of counterparts, including facsimile copies thereof or electronic scan copies thereof delivered by electronic mail, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
14.15Specific Performance.  The parties hereby expressly recognize and acknowledge that immediate, extensive and irreparable damage would result, no adequate remedy at law would exist and damages would be difficult to determine in the event that any provision of this Agreement is not performed in accordance with its specific terms or otherwise breached.  It is hereby agreed that the parties shall be entitled to specific performance of the terms hereof and immediate injunctive relief and other equitable relief, without the necessity of proving the inadequacy of money damages as a remedy, and the parties further hereby agree to waive any requirement for the securing or posting of a bond in connection with the obtaining of such injunctive or other equitable relief.  Such remedies, and any and all other remedies provided for in this Agreement, shall, however, be cumulative in nature and not exclusive and shall be in addition to any other remedies whatsoever which any party may otherwise have. Each of the parties hereby acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief.  Each of the parties further acknowledges and agrees that injunctive relief or specific performance will not cause an undue hardship to such party.
14.16Waiver of Conflicts.  The Purchaser hereby (i) waives, on its own behalf and agrees to cause its current and future Affiliates to waive, any conflicts that may arise after the Closing with regard to Prior Company Counsel in connection with any dispute relating in any way to this Agreement or the Transactions contemplated hereby between the Purchaser or any of its Affiliates, on the one hand, and the Seller or any of its Affiliates, on the other hand, and (ii) agrees that Prior Company Counsel may represent the Seller or any of its Affiliates in such dispute even though the interest of the Seller or its Affiliates may be directly adverse to the Purchaser or any of its Affiliates, and even though Prior Company Counsel may have represented the Purchaser or any of its Affiliates in a matter substantially related to such dispute, or may be handling ongoing matters for the Purchaser or any of its Affiliates.  In addition, the Purchaser, on its own behalf and on behalf of its current and future Affiliates, further agrees that, notwithstanding anything in this Agreement to the contrary, as to all communications among any Prior Company Counsel or the Seller Entities or any of their respective directors, managers, members, partners, officers or employees or Affiliates that relate in any way to this Agreement or the Transactions contemplated hereby, the attorney-client privilege and the expectation of client confidence belongs to the Seller and shall be controlled solely by the Seller and shall not pass to or be claimed by the Purchaser or any of its respective Affiliates.  Accordingly, the Purchaser shall not have access to any such communications, or to the files of Prior Company Counsel that relate in any way to this Agreement or the Transactions contemplated hereby.  Notwithstanding the above, the Purchaser, on its behalf and on behalf of its current and future Affiliates, further understands and agrees that the consummation of the Transactions may result in the inadvertent disclosure of such information that may be confidential or subject to a claim of privilege. The Purchaser, on its behalf and on behalf of its current and future Affiliates, further understands and agrees that any disclosure of such information that may be confidential or subject to a claim of privilege will not prejudice or otherwise constitute a waiver of any claim of privilege. The Purchaser, on its behalf and on behalf of its current and future Affiliates, agrees to use commercially reasonable efforts to return promptly any such inadvertently disclosed information to the appropriate Person upon becoming aware of its existence.  The Purchaser agrees to take, and to cause its current and future Affiliates to take, all steps necessary to implement the intent of this Section 14.16.  Each of the parties acknowledges that it has had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Prior Company Counsel. This Section 14.16 is for the benefit of the Seller Entities and Prior Company Counsel, and Prior Company Counsel is an intended third-party beneficiary of this Section 14.16. This Section 14.16 shall be irrevocable, and no term of this Section 14.16 may be amended, waived or modified, without the prior written consent of the Seller and each Prior Company Counsel affected thereby.

[Signatures Follow on a Separate Page]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by their respective officers thereunto duly authorized all as of the date first written above.

“Purchaser”

SECURA BIO, INC.

By: /s/ Joseph M. Limberg
Name:Joseph M. Limberg
Title:President and Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

“Seller”

VERASTEM, INC.

By: /s/ Brian Stuglik
Name: Brian Stuglik
Title: Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

EXHIBIT A

CERTAIN DEFINITIONS

“Accounts Receivable” shall have the meaning specified in Section 1.2(a)(ii).

“Action” means any claim, action, suit, arbitration, inquiry, audit, proceeding or investigation.

“Affiliate” of any Person shall mean any Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided, however, that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract, or otherwise.

“Agreement” shall have the meaning specified in the Preamble.

“Antitrust Laws” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Approval” shall have the meaning specified in Section 7.5(a).

“Assigned Contracts” shall have the meaning specified in Section 1.1(c).

“Assignment Consent” shall have the meaning specified in Section 1.4(a).

“Assumed Liabilities” shall mean all liabilities and obligations, contingent or otherwise of the Seller Entities to the extent arising out of, resulting from or related to the Business or the Purchased Assets after the Closing or the operation of the Business as conducted after the Closing, except the Excluded Liabilities. “Assumed Liabilities” shall include: (i) all liabilities and obligations of the Seller Entities or their Affiliates, as applicable, under the Assigned Contracts arising on or after the Closing Date to the extent not related to pre-closing breaches of such Assigned Contracts by any Seller Entity or its Affiliates; (ii) all liabilities and obligations related to Product warranty claims (regardless of whether the applicable warranty is express or implied) or commercialization activities after the Closing, in each case, with respect to Product sold on or after the Closing Date; (iii) all liabilities or obligations with respect to claims, whether founded upon negligence, breach, strict liability or other legal theory, seeking compensation or recovery for personal injury or property damage and resulting from defects or alleged defects or an alleged failure to warn for Product sold on or after the Closing Date; (iv) subject to the provisions of Article 13, all liabilities and obligations to the extent resulting from the alleged or actual infringement, misappropriation, or violation of a third party’s Intellectual Property Rights resulting from the use, commercialization, development, manufacture, sale, offer for sale or importation of the Product; (v) all liabilities and obligations for any returns with respect to Product sold on or after the Closing Date; (vi) all liabilities and obligations under the Non-Assignable Assets to the extent that the Seller Entities are cooperating in a commercially reasonable arrangement designed to provide Purchaser or its designee with the benefits of such Non-Assignable Asset after the Closing; (vii) all liabilities and obligations assumed by Purchaser under this Agreement or any other Transaction Agreement; and (viii) subject to the provisions of Article 11 and Article 13, all liabilities for Taxes related to the Purchased Assets, the Business or the Assumed Liabilities that are attributable to a Post-Closing Tax Period; provided, however, that Assumed Liabilities shall not include (1) any accounts payable of the Seller Entities as of the Closing or (2) subject to the provisions of Article 11 and Article 13, any liability for Taxes with respect to the Purchased Assets for a Pre-Closing Tax Period.

“Audit Opinion” shall have the meaning specified in Section 8.1(b).

“Audited Financial Statements” shall have the meaning specified in Section 8.1(b).

“Audited Financials” shall have the meaning specified in Section 5.2.

“Books and Records” shall have the meaning specified in Section 1.1(h).

“Business” shall mean the research, development (including preclinical studies and Clinical Trials), manufacture, registration (including applications and submissions for Regulatory Approval and any other activities to secure and maintain market access (including any phase IV/post-approval clinical study that is not required to obtain or maintain Regulatory Approval)), use, import, export, marketing, promotion, offering for sale, sale, licensing, sublicensing, testing, support, supply, storage and distribution of the Products and any components or intermediates thereof or therefor, in each case, in the Field, each as conducted by or on behalf of the Seller Entities or any of the Existing Licensees as of the Closing and, for clarity, including any and all of the foregoing with respect to any Products currently in development by or on behalf of any of the Seller Entities or any of the Existing Licensees as of the Closing.  For clarity, “Business” includes all operations and activities undertaken by or on behalf of any of the Seller Entities or any of the Existing Licensees pursuant to or in connection with the exercise of any rights or licenses granted to any of the Seller Entities pursuant to the Infinity Agreement or sublicenses of such rights and licenses granted to any of the Existing Licensees as of the Closing.

“Business Data” means all non-public Trade Secrets and Know-How included in the Seller Intellectual Property.

“Business Day” shall mean any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are closed in New York, New York.

“Clinical Trial” shall mean a human clinical study conducted on human subjects that is designed to (i) establish the metabolism and pharmacologic actions of a pharmaceutical product in humans, the side effects associated with increasing doses, structure-activity relationships, and mechanism of action in humans, (ii) investigate the safety and efficacy of the pharmaceutical product for its intended use, and to define warnings, precautions and adverse reactions that may be associated with the pharmaceutical product in the dosage range to be prescribed, (iii) support Regulatory Approval of such pharmaceutical product or label expansion of such pharmaceutical product, and/or (iv) confirm the clinical benefit of a pharmaceutical product in a particular indication.

“Closing” shall have the meaning specified in Section 4.1.

“Closing Date” shall have the meaning specified in Section 4.1.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Combination Product” means a finished dosage form of a product that contains or is comprised of a Product and one or more other pharmaceutical or biological products, and that is either (a) packaged together with the Product for sale or shipment as a single unit at a single price, or (b) marketed and sold collectively with the Product as a single product at a single price.

“Competing Product” shall mean any pharmaceutical product that is a PI3K delta inhibitor that is indicated for CLL (chronic lymphocytic leukemia), FL (follicular lymphoma), SLL (small lymphocytic lymphoma) or PTCL (peripheral t-cell lymphoma) and that is delivered orally, for clarity, including Copiktra in the Field.

“Competing Transaction” shall have the meaning specified in Section 7.2.

“Compound” means a compound and any references to a Compound shall include all of its various chemical forms, including acids, bases, salts, metabolites, esters, isomers, enantiomers, pro-drug forms, hydrates, solvates, polymorphs and degradants thereof in crystal, powder or other form.

“Confidential Information” shall mean all Trade Secrets and Know-How and other confidential or proprietary information of a Person, including information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, financial projections, cost summaries, pricing formulae, contract analyses, financial information, projections, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such Person by its employees, officers, directors, agents, representatives, or consultants.

“Confidentiality Agreement” shall mean that certain Confidential Disclosure Agreement between Purchaser and Seller, effective as of February 17, 2020.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Approval).

“Consolidated Return” shall mean any consolidated, combined or unitary Tax Return filed with respect to a group that includes through the Closing Date a Seller Entity or any Affiliate of the Seller Entities.

“Contingent Payments” shall mean the Milestone Payments, the Royalty Payments and the Product License Payments.

“Contract” shall mean any written agreement, contract, obligation, promise, understanding, arrangement, commitment or undertaking of any nature.

“Convertible Promissory Note Purchase Agreement” shall mean that certain Convertible Note Purchase Agreement, dated as of August 10, 2020, by and among the Purchaser and the Investors listed on Schedule I thereto.

“Copiktra” shall mean the product currently marketed and sold by the Seller Entities as of the Closing under the name “COPIKTRA” containing the Compound known as IPI-145 or Duvelisib (as such Compound is further described in Schedule A-1 to the Seller Disclosure Schedule) in its current, FDA-approved formulation, strengths and dosage form in the Field and any other Compound thereof.

“Copyrights” shall mean all works of authorship, copyrightable works and copyrights, including all copyright registrations and applications, whether published or unpublished.

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” shall mean any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other law, order, directive, guidelines or recommendations by any Governmental Authority in connection with or in respect to COVID-19.

“CSPC” shall have the meaning set forth in the definition of “Existing Licenses.”

“Damages” shall mean and include any loss, damage, injury, settlement, judgment, award, fine, penalty, Tax, cost, fee or expense of any nature (including documented and reasonable fees and expenses of counsel, consultants, experts and other documented and reasonable professional fees).

“Diligent Efforts” shall mean the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible; provided, however, that a Person required to use “Diligent Efforts” under this Agreement will not be thereby required to take actions that would result in a material adverse change in the benefits to such Person under this Agreement or any of the Material License Agreements. Without limiting the generality of the foregoing, in determining Diligent Efforts with respect to the development and commercialization of the Product or the Compound known as “IPI-145” or “Duvelisib” or “INK1197”, the parties shall take into account the following: the market potential of the Product or such Compound, safety and efficacy, product profile, competitiveness of the marketplace for the Product, the proprietary position of the Product, the regulatory structure involved, the availability and level of reimbursement for such treatment by third party payors or health insurance plans, the potential total profitability of the Product marketed or to be marketed and other relevant factors affecting the cost, risk and timing of development and the total potential reward to be obtained if the Product is commercialized.

“Direct IP Indemnification Limit” shall have the meaning specified in Section 13.6(b).

“Drop-Dead Date” shall have the meaning specified in Section 12.1(d).

“Early Access Program” shall mean any program that provides patients with a Product for a use that has not been approved for marketing in any country or region in the Territory and that is not primarily intended to obtain information about the safety or effectiveness of a drug. “Early Access Programs” shall include treatment INDs / protocols, and named patient programs.

“Employee Benefit Plan” shall mean each plan, arrangement, program or policy, whether funded or unfunded, including each (i) employee pension benefit plan within the meaning of Section 3(2) of ERISA, (ii) employee welfare benefit plan within the meaning of Section 3(1) of ERISA, and (iii) bonus or other incentive, remuneration, severance, fringe-benefit, retention, change-of-control, profit-sharing, equity-based or deferred compensation arrangement.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest or other similar encumbrance, in each case excluding any Permitted Encumbrance.

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust or company (including any limited liability company or joint stock company) or other similar entity.

“Environmental Claim” shall mean any claim, action, investigation or notice against or involving the Business or the Purchased Assets by any Governmental Authority alleging liability under or a violation of any Environmental Law.

“Environmental Laws” shall mean all statutes, laws and regulations of any Governmental Authority relating to pollution or protection or preservation of human health or safety (in relation to exposure to Hazardous Substances) or the environment, including statutes, laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, generation, storage, containment (whether above ground or underground), disposal, transport or handling of Hazardous Substances.

“Evaluation Material” shall have the meaning specified in Section 8.5(a).

“Excluded Assets” shall have the meaning specified in Section 1.2.

“Excluded Liability” shall have the meaning specified in Section 1.3.

“Existing Licensee” shall have the meaning set forth in the definition of “Existing Licenses”.

“Existing Licenses” shall mean each of: (i) that certain License and Collaboration Agreement entered into as of July 25, 2019 by and between Seller and Sanofi; (ii) that certain License and Collaboration Agreement entered into as of June 5, 2018 by and between Seller and Yakult Honsha Co., Ltd.; and (iii) that certain License and Collaboration Agreement entered into as of September 25, 2018 by and between Seller and CSPC Pharmaceutical Group Limited (as amended and restated by and between Seller, CSPC Pharmaceutical Group Limited and CSPC Pharmaceutical Co., Ltd. on October 29, 2018 (CSPC Pharmaceutical Group Limited and CSPC Pharmaceutical Co., Ltd., collectively, “CSPC”)) (each of Sanofi, Yakult Honsha Co., Ltd, and CSPC, an “Existing Licensee”).

“FDA” shall have the meaning specified in Section 3.1(a).

“FDCA” shall have the meaning specified in Section 5.20(d).

“Field” shall mean the treatment, prevention, palliation or diagnosis of any oncology indication in humans or animals.

“Financials” shall have the meaning specified in Section 5.2.

“FIRPTA Certificate” shall have the meaning specified in Section 4.2(g).

“First Commercial Sale” shall mean, with respect to a given Product in a given country or region of the Territory, the first sale of such Product after the Closing by Purchaser, its Affiliates, licensees (including Existing Licensees) or sublicensees to a third party in such country after such Product has been granted Regulatory Approval by the appropriate Governmental Authority for commercial sale in such country; provided that, any sale occurring under an Early Access Program shall be deemed a “First Commercial Sale” for purposes hereunder.

“Fraud” shall mean actual and intentional fraud under Delaware law (including the requisite elements of a (i) false representation of fact made by the defendant, (ii) the defendant’s knowledge or belief that the representation was false or the defendant’s reckless indifference to the truth of that representation, (iii) the defendant’s intention to induce the plaintiff to act or refrain from acting, (iv) the plaintiff’s action or inaction taken in justifiable reliance upon the representation, and (v) damage to the plaintiff caused by such reliance).

“GAAP” shall mean United States generally accepted accounting principles in effect from time to time.

“General Assignment and Bill of Sale” shall have the meaning specified in Section 4.2(a).

“Generic Competition” means, with respect to a Product in a country in the Royalty Territory, that the sales of one (1) or more Generic Products in such country achieve, in the aggregate during any calendar quarter, more than twenty-five percent (25%) of the sum of (i) the aggregate unit sales of such Product sold by Purchaser or its Affiliates or licensees in such country, and (ii) the aggregate unit sales of such Generic Product in such country, as measured by IMS standard units sold based on data provided by IMS International, or if such data is not available, such other reliable data source as reasonably agreed upon by Purchaser and Seller.

“Generic Product” means with respect to a Product, any pharmaceutical product that (i) is sold by a third party (other than Purchaser’s Affiliates or licensees); (ii) is approved for marketing or sale by a Regulatory Authority as a substitutable generic for such Product, (iii) has received Regulatory Approval based on reference to or reliance on data contained in an earlier Regulatory Approval for such Product (including any IND, NDA or other application or submission for Regulatory Approval) and (iv) contains the same active pharmaceutical ingredient as the active pharmaceutical ingredient in such Product.

“Government Pricing Programs” means the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8), any state supplemental rebate or other state drug price reporting program, the 340B Drug Pricing Program (42 U.S.C. § 256b), Medicare average sales price reporting (42 U.S.C. § 1395w-3a), the VA Federal Supply Schedule Program (38 U.S.C. § 8126) and the Tricare Retail Pharmacy Program (10 U.S.C. § 1074g, 32 C.F.R. § 199.21).

“Governmental Approval” shall mean any: (i) permit, license, certificate, concession, Consent, clearance, confirmation, exemption, franchise, certification, designation, rating, registration, variance, qualification or accreditation issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement, including all applications for any of the foregoing, together with any renewals, extensions or modifications thereof and additions thereto (“Permits”); (ii) with respect to a pharmaceutical or biological product in a country or regulatory jurisdiction, the approval or other action of a Governmental Authority necessary for the testing, manufacturing, marketing, labeling, distribution, advertising, commercial sale or use of such product in such country or regulatory jurisdiction, including the authorization of an Investigational New Drug Application or NDA by the FDA or any analogous approval in jurisdictions other than the United States, and including any “orphan drug” or similar designation, but, in all cases, excluding any separate pricing or reimbursement approval, where required (“Regulatory Approval”); or (iii) right under any Contract with any Governmental Authority.

“Governmental Authority” shall mean any: (i) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (iv) multinational organization or body; or (v) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, arbitral, regulatory, police, military or taxing authority or power.

“Hazardous Substances” means any hazardous material, substance, pollutant, contaminant, waste, chemical substance or mixture, pesticide, petroleum, petroleum product or byproduct, asbestos or asbestos-containing material, polychlorinated biphenyls or other substance or materials for which liability is imposed or standards of conduct established pursuant to any Environmental Laws, including all substances defined or regulated as “Hazardous,”  “Toxic” or a “Pollutant” pursuant to any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Incremental Taxes” shall have the meaning specified in Section 14.5.

“IND” shall mean an Investigational New Drug Application submitted to the FDA, or an analogous application or submission with any analogous agency or Governmental Authority outside of the United States for the purposes of obtaining permission to conduct Clinical Trials.

“Indemnitee” shall have the meaning specified in Section 13.4.

“Indemnitor” shall have the meaning specified in Section 13.4.

“Independent Auditor” shall have the meaning specified in Section 8.1(b).

“Infinity” shall have the meaning specified in Section 3.5(a)

“Infinity Agreement” shall have the meaning specified in Section 3.5(a)

“Infinity Default Event” shall have the meaning specified in Section 3.5(c).

“Initial Public Offering” shall mean the first underwritten public offering of common shares of Purchaser registered under the Securities Act of 1933, as amended.

“INK” shall have the meaning specified in Section 5.8(l).

“Intellectual Property Rights” shall mean and include all intellectual property and all rights in and to intellectual property, including the following and all rights of the following types: (i) Patents, Trade Secrets and Know-How, Copyrights, and Trademarks, (ii) domain names and the registrations thereof, social media accounts and handles, websites and website content, (iii) any rights similar, corresponding or equivalent to any of the foregoing anywhere in the world, and (iv) all tangible embodiments of any of the foregoing.

“Interim Financials” shall have the meaning specified in Section 5.2.

“IP Indemnification Limit” shall have the meaning specified in Section 13.6(a).

“IT Systems” means all hardware, servers, data communication equipment, software, information technology systems and computer networks (including third party provided systems and services) that are owned or used by (but only to the extent under the control of) any of the Seller Entities in connection with the operation of the Business.

“Legal Requirement” shall mean any law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination, decision, opinion or interpretation that is, has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Licensed Intellectual Property Rights” shall mean all Intellectual Property Rights (including Registered Intellectual Property Rights) that are (i) owned by third parties and (ii) used or held for use in the operation of, or otherwise related to, operation of the Business or any of the Products, including any such Intellectual Property Rights licensed or sublicensed to a Seller Entity for use in the operation of the Business pursuant to any Material License Agreement or any other Contract included in the Purchased Assets.

“Marketing Authorization” shall mean the grant of all necessary permits, registrations, authorizations, governmental licenses and approvals (or waivers) required for the manufacture, promotion, marketing, storage, import, export, transport, distribution, use, offer for sale, sale or other commercialization of a Product in any country.

“Material Adverse Effect” shall mean, with respect to the Business, taken as a whole, or to the Purchased Assets, taken as a whole, any event, change or effect that, when taken individually or together with all other adverse events, changes and effects, (a) is or would reasonably be expected to be materially adverse to the financial condition, assets, business or operations of the Business, taken as a whole, or to the Purchased Assets, taken as a whole or (b) would prevent or materially delay consummation of the Transactions; provided, however, that any events, changes or effects will not be deemed to constitute a Material Adverse Effect to the extent resulting from (i) general changes or conditions in general economic, political or market conditions or in the industries (or therapeutic areas) in which the Business operates, except to the extent that such changes or conditions in the industries (or therapeutic areas) in which the Business operates have a materially disproportionate effect on the Business, taken as a whole, compared with other companies or businesses operating in such industries (or therapeutic areas); (ii) the loss or departure (or threatened loss or departure) of directors, officers, employees, or other service providers of the Business, or the termination, reduction (or potential reduction) or any other adverse development (or potential adverse development) in the Business’s relationships with any of its customers, suppliers, distributors or other business partners, in each case as a result of the announcement or pendency of this Agreement or the Transactions or the performance by the parties of the obligations hereunder; (iii) any failure by any Seller Entity or the Business to meet internal projections or forecasts for any period (provided that the underlying causes of such failure may be taken into account in determining whether there has been a Material Adverse Effect); (iv) acts of war or terrorism (or the escalation of the foregoing) or natural disasters or other force majeure events; (v) any epidemic, pandemic or disease outbreak (including COVID-19), or any law, regulation, statute, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such law, regulation, statute, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement; (vi) changes in any Legal Requirements applicable to the Business or applicable accounting regulations or principles or the interpretation thereof; (vii) the acts or omissions of, or circumstances affecting, Purchaser or its Affiliates; (viii) compliance by the Seller Entities or any of their Affiliates with a request by Purchaser that the Seller Entities or any of their Affiliates take an action (or refrain from taking an action) to the extent such action or inaction is in compliance with such request; and (ix) any action taken by the Seller Entities or any of their Affiliates as required by this Agreement (other than any action to comply with Section 7.1 of this Agreement) or with Purchaser’s written consent.

“Material Contracts” shall have the meaning specified in Section 5.11(a).

“Material License Agreements” shall mean the Existing Licenses and the Infinity Agreement.

“MHLW” means the Japanese Ministry of Health, Labour and Welfare and any successor agency.

“Milestone Payments” shall have the meaning specified in Section 3.1(b).

“NDA” means with respect to a Product, a New Drug Application and all supplements and amendments thereto filed with the FDA with respect to such Product, including all documents, data, correspondence, and other information concerning such Product which are necessary for, or included in any material correspondence provided to or received from Governmental Authorities related to such filings or any Marketing Authorization to use, sell, supply or market such Product in the United States.  For clarity, for purposes of Table A in Section 3.1(a), “NDA” shall include a supplemental New Drug Application.

“Net Sales” shall mean, with respect to sales of a Product in a particular period, the gross amounts invoiced by Purchaser, its Affiliates, licensees or its sublicensees from the arms-length, commercial sales or other dispositions (excluding sales or dispositions for use in Clinical Trials or other scientific testing, for research and development, or for compassionate use, in any case for which Purchaser, its Affiliates, licensees or its sublicensees receive no substantial revenue) of such Product to unrelated third parties during such period net of reserves for doubtful accounts or bad debt determined in accordance with GAAP (provided, that any such amounts excluded via such reserve that are subsequently actually received by Purchaser shall be included through an adjustment in the calendar quarter following such receipt thereof), less the following deductions (to the extent included in the gross amount invoiced or otherwise directly paid or incurred by Purchaser, its licensees, Affiliates or its sublicensees):

(a)trade, cash and quantity discounts actually allowed and taken directly with respect to such sales or other dispositions;
(b)tariffs, duties, excises, sales taxes or other taxes or governmental charges imposed upon and paid directly with respect to the delivery, sale or use of the Product and included and separately stated in the applicable invoice (excluding national, state or local taxes based on income);
(c)allowances for amounts repaid, credited or discontinued, by reason of rejections, defects, damage, recalls or returns or because of reasonable and customary chargebacks, refunds, coupons, patient co-pay savings cards, rebates (including related administration fees), wholesaler fee for service, reasonable amounts of physician samples, reasonable amounts of free products given to indigent patients, retroactive price reductions or any other items substantially similar in character and substance to the foregoing, with equitable adjustments to be made from time to time for any differences between these allowances and actual amounts;
(d)other amounts previously included in Net Sales of the Product that are written-off by Purchaser as uncollectible in accordance with Purchaser’s standard practices for writing off uncollectible amounts consistently applied;

(e)freight, insurance and other transportation charges incurred in shipping the Product to third parties, included and separately stated in the applicable invoice; and
(f)any administrative fees (to the extent such fees are captured by GAAP) paid to group purchasing organizations or managed care entities for sale of Products;

provided, however, that no deduction shall be made for any amounts payable under the Infinity Agreement, including any royalties paid or payable thereunder.

Such amounts shall be determined from the books and records of Purchaser, its Affiliates, licensees and its sublicensees, in each case maintained in accordance with GAAP, consistently applied.

Where such Product is sold as a Combination Product, the Net Sales for such Combination Product shall be adjusted by multiplying the actual Net Sales of the Combination Product by the fraction A/(A+B) where A is the actual average of the invoice price (on a per unit basis) of such Product when sold in stand-alone form, and B is the sum of the actual average of the invoice prices (on a per unit basis) of the other product or product component that is part of the Combination Product, if such other active product or product component is sold separately.  If the other product or product component is not sold separately, then the Net Sales of such Product as a part of the Combination Product shall be as reasonably determined by Purchaser acting in good faith based on the respective values of the components of such Combination Product; provided that, if Seller reasonably disputes such determination by Purchaser in good faith and the parties cannot reach agreement with respect to such determination, then such dispute will be resolved as follows: upon the written request of either party to the other party, the parties shall refer such dispute for resolution to an independent third party expert agreed upon by the parties within thirty (30) days of such non-requesting party receiving such written request. Such independent third party expert will have extensive experience with respect to the commercialization of pharmaceutical products and extensive knowledge of pricing and industry trends in the pharmaceutical industry (or who has such other similar credentials as agreed by the parties), and unless otherwise agreed by the parties, must not be a current or former employee, contractor, agent or consultant of either party or its Affiliates. The requesting party will promptly engage such expert and the parties will share the out-of-pocket costs incurred in connection with the engagement of such expert equally. Within thirty (30) days of the engagement of such expert by the disputing party, such expert will deliver its written decision to the parties (including a detailed report as to such expert’s rationale for such decision), and such decision will be binding on the parties. Notwithstanding any provision in this Agreement to the contrary, (A) if a Product is sold for co-administration with another product or product component that is not a Product, then Purchaser (or its applicable Affiliate or licensee) will not discount, or disproportionately apply deductions to Net Sales to the invoice price of such Product, by a greater percentage than the percentage at which the invoice price of the other (co-administered) product or product components are discounted; and (B) if a Product is sold as a Combination Product, then Purchaser or its applicable Affiliate or licensee will not discount (or disproportionately apply deductions to Net Sales to) the invoice price of such Product included in such Combination Product by a greater percentage than the percentage at which the invoice price of the other products or product components in such Combination Product are discounted.

“Non-Assignable Asset” shall have the meaning specified in Section 1.4(a).

“Operational Know-How” shall have the meaning specified in Section 8.5(a).

“Order” shall mean any: (a) temporary, preliminary or permanent order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, stipulation, subpoena, writ, penalty or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel; or (b) Contract with any Governmental Authority that is or has been entered into in connection with any Proceeding.

“Patents” shall mean all United States and foreign patents and utility models and applications therefor (including provisional applications) and all reissues, divisions, re-examinations, revisions, additions, renewals, extensions, confirmations, registrations, provisionals, continuations and continuations-in-part thereof, any confirmation patent or registration patent or patent of addition based on any such patent, patent term extensions, and supplemental protection certificates or requests for continued examinations and foreign counterparts thereof.

“Permits” shall have the meaning specified in the definition of “Governmental Approval”.

“Permitted Encumbrance” shall mean (1) statutory Encumbrances for Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established by the Seller Entities in accordance with GAAP; (2) mechanics’, materialmen’s, architects’, warehousemen’s, landlords’ and other like statutory Encumbrances arising or incurred in the ordinary course of business, either securing payments not yet due or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been set aside; (3) such Encumbrances as do not materially affect the use or value of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties; (4) licenses and other grants in Intellectual Property Rights; (5) zoning, building codes and other land use laws; and (6) Encumbrances resulting from the action or inaction of Purchaser or any of its Affiliates.

“Person” shall mean any individual, Entity or Governmental Authority.

“Personal Data” means any information of or about a natural person, the Processing of which is protected by applicable Legal Requirements.

“Post-Closing Consideration” shall have the meaning specified in Section 2.1.

“Post-Closing Tax Period” shall mean any Tax period beginning after the Closing Date or, in the case of any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” shall mean any Tax period ending on or before the Closing Date or, in the case of any Straddle Period, the portion of such Straddle Period ending on the end of the Closing Date.

“Prior Company Counsel” shall mean Ropes & Gray LLP and any other legal counsel from time to time retained by the Seller Entities prior to the Closing.

“Privacy and Information Security Requirements” means, to the extent applicable to the Seller Entities, all Legal Requirements governing the Processing of Personal Data, including, to the extent applicable to the Seller Entities, the European Union General Data Protection Regulation 2016/679 (“GDPR”) and all other laws supplementing, amending or replacing the GDPR, the Gramm-Leach-Bliley Act, 113 Stat. 1338 (as amended), and the Federal Trade Commission Act, 15 U.S.C. §§ 41-58 (as amended).

“Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard at law or in equity or before any Governmental Authority.

“Process” (or “Processing” or “Processes” or “Processed”) means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Product” shall mean and include any and all preparations, kits, articles of manufacture, compositions of matter, materials, compounds, components and products which are, or which contain or comprise the Compound known as “IPI-145” or “Duvelisib” or “INK1197” (as such Compound is further described in Schedule A-1 to the Seller Disclosure Schedule), including any and all of its various chemical forms, including acids, bases, salts, metabolites, esters, isomers, enantiomers, pro-drug forms, hydrates, solvates, polymorphs and degradants thereof, in each case, that has substantially the same pharmacological effect, in crystal, powder or other form, and including (a) any preparations, kits, articles of manufacture, compositions of matter, materials, compounds, components and products which contain two or more active pharmaceutical ingredients, at least one of which is a Compound referenced above, and (b) all formulations and modes of administration and dosage forms of any of the foregoing.  Without limiting the foregoing, “Product” shall include, for clarity, any and all of the foregoing currently referred to or marketed by any of the Seller Entities as “COPIKTRA” in all formulations, modes of administration and dosage forms thereof and all such combination products, in each case, whether currently approved or currently in development, including in development in Clinical Trials, and including those referred to as: “DYNAMO”, “DUO” (including any related to the “DUO Extension Study”), “Rollover”, “Contempo”, “Fresco”, “Synchrony”, “Dynamo+R”.

“Product License Payments” shall have the meaning specified in Section 3.1(c).

“Purchase Price” shall have the meaning specified in Section 2.1.

“Purchase Price Allocation” shall have the meaning specified in Section 11.1.

“Purchased Assets” shall have the meaning specified in Section 1.1.

“Purchased Inventory” shall have the meaning specified in Section 1.1(a).

“Purchaser” shall have the meaning specified in the Preamble.

“Purchaser Assignment and Assumption Agreements” shall have the meaning specified in Section 4.2(b).

“Purchaser Damages” shall have the meaning specified in Section 13.1.

“Purchaser Indemnified Persons” shall have the meaning specified in Section 13.1.

“Purchaser Material Adverse Effect” shall mean any event, change or effect that, when taken individually or together with all other such events, changes or effects, would reasonably be expected to have, individually or in the aggregate, (a) a material adverse effect on the ability of Purchaser to consummate the Transactions contemplated hereby or (b) cause a material delay in the ability of Purchaser to consummate the Transactions contemplated hereby.

“Purchaser’s Fundamental Representations” shall have the meaning specified in Section 13.3.

“Purchaser’s Indemnification Cap” shall have the meaning specified in Section 13.5(b).

“Purchaser’s Indemnification Deductible” shall have the meaning specified in Section 13.5(b).

“Registered Intellectual Property Rights” shall mean all: (i) Patents and pending Patent applications; (ii) registered Trademarks and pending applications to register Trademarks; (iii) Copyright registrations and pending applications to register Copyrights; and (iv) domain names and the registrations thereof.

“Regulatory Application” means an application submitted to a Governmental Authority that issues Regulatory Approvals.

“Regulatory Approval” shall have the meaning specified in the definition of “Governmental Approval”.

“Regulatory Authority” shall mean any Governmental Authority that has jurisdiction over the approval, clearance, marketing, manufacture, sale and distribution of biopharmaceutical products in a country or territory, including the FDA, the European Commission and the competent authorities of the EU Member States, and MHLW.

“Regulatory Documentation” means, with respect to any Product or any component thereof, all INDs, NDAs, and other Regulatory Applications submitted to any Regulatory

Authority, copies of Regulatory Approvals and other Governmental Approvals, regulatory materials, drug dossiers, master files (including Drug Master Files, as defined in 21 C.F.R. §314.420 and any non-United States equivalents), and any other reports, records, regulatory correspondence, meeting minutes, telephone logs, and other materials relating to Regulatory Approval of such Product or any component thereof (including any underlying safety and effectiveness data whether or not submitted to any Regulatory Authority), or required to research, develop (including Clinical Trials), manufacture or commercialize such Product or any component thereof, including any information that relates to pharmacology, toxicology, chemistry, manufacturing and controls data, batch records, safety and efficacy, and any safety database required to be maintained for Regulatory Authorities.

“Regulatory Milestone Event” shall have the meaning specified in Section 3.1(a).

“Regulatory Milestone Payment” shall have the meaning specified in Section 3.1(a).

“Representatives” shall mean officers, directors, employees and Affiliates.

“Restricted Business” shall have the meaning specified in Section 8.7.

“Restricted Information” shall have the meaning specified in Section 8.5(a).

“Royalty Payments” shall have the meaning specified in Section 3.2(a).

“Royalty Rate” shall have the meaning specified in Section 3.2(a).

“Royalty Term” shall mean, with respect to the Product in a given country in the Royalty Territory, the period beginning upon the date of the First Commercial Sale of such Product in such country and ending on the later of (a) the tenth anniversary of such date or (b) the expiration of all Valid Claims of the Patents included in the Seller Intellectual Property that cover or claim such Product.

“Royalty Territory” shall mean the United States (including its territories), the European Union, and the United Kingdom of Great Britain and Northern Ireland.

“Sales Milestone Payment” shall have the meaning specified in Section 3.1(b).

“SEC” shall have the meaning specified in Section 3.8(c).

“SEC Financial Statements” shall have the meaning specified in Section 8.1(b).

“Select Intellectual Property Representations” shall mean those representations and warranties of Seller set forth in (i) Section 5.8(b) and (ii) Section 5.8(c).

“Seller” shall have the meaning specified in the Preamble.

“Seller Damages” shall have the meaning specified in Section 13.2.

“Seller Disclosure Schedule” shall have the meaning specified in Article 5.

“Seller Entities” shall have the meaning specified in the Recitals. Notwithstanding the foregoing, the “Seller Entities” shall be deemed to include any other Affiliates of Seller that own or hold any right, title or interest in, to or under any of the Purchased Assets.

“Seller Indemnified Persons” shall have the meaning specified in Section 13.2.

“Seller Intellectual Property” shall mean (i) the Seller Registered Intellectual Property Rights and (ii) all other Intellectual Property Rights owned or purported to be owned by any of the Seller Entities and used or held for use in the operation of, or otherwise relating to, the Business or any of the Products; provided, however that the Seller Intellectual Property shall not include U.S. provisional patent application no. 63/005,969.

“Seller Marks”  shall mean (i) the VERASTEM brand, (ii) any Seller Entities’ corporate names, corporate service marks, corporate logos, or other “house brands” and (iii) any Trademark (in word or design form) that is listed on Schedule 1.2(a)(iv) or otherwise contains in whole or in part, or is derived from or is confusingly similar to any of the foregoing but, in each case, excluding the Trademarks listed on Schedule 5.8(d).

“Seller Registered Intellectual Property Rights” shall mean the Registered Intellectual Property Rights owned or purported to be owned by Seller or any of its Affiliates used or held for use in the operation of, or otherwise relating to, the Business or any of the Products, including the Registered Intellectual Property Rights listed or required to be listed on Schedule 5.8(d)(i).

“Seller Regulatory Approvals” means any and all (i) Regulatory Approvals and (ii) Regulatory Applications, in either case that are (A) owned or otherwise controlled by Seller or any of its Affiliates on the Closing Date and (B) related to the Business.

“Seller Subsidiary” shall have the meaning specified in the Recitals.

“Seller Taxes” shall mean: (i) all Taxes imposed on any Seller Entity for any taxable period, (ii) all Taxes related to the Purchased Assets, the Business, or the Assumed Liabilities that are attributable to any Pre-Closing Tax Period (calculated for any Straddle Period in accordance with Section 11.3), (iii) all Transfer Taxes for which the Seller is responsible pursuant to Section 11.2, and (iv) all Taxes imposed on Purchaser or any of its Affiliates as a transferee or successor of any Seller Entity.

“Seller’s Fundamental Representations” shall have the meaning specified in Section 10.1(a).

“Seller’s Indemnification Cap” shall have the meaning specified in Section 13.5(a).

“Seller’s Indemnification Deductible” shall have the meaning specified in Section 13.5(a).

“Seller’s knowledge” and similar phrases shall mean the actual knowledge of Brian Stuglik, Rob Gagnon, Daniel Paterson and Cathy Carew.

“Senior Secured Collateral Agent” means ATHYRIUM OPPORTUNITIES III ACQUISITION LP, a Delaware limited partnership, in its capacity as Collateral Agent for the Senior Secured Note Purchasers.

“Senior Secured Note Purchase Agreement” shall mean that certain Note Purchase Agreement, dated as of March 1, 2019, by and among the Purchaser, the guarantors from time to time party thereto, the Senior Secured Note Purchasers and the Senior Secured Collateral Agent, as amended by that certain Amendment Number One and Waiver to Note Purchase Agreement, dated as of May 28, 2020, and that certain Amendment Number Two to Note Purchase Agreement dated as of the date hereof, and as further amended, restated, supplemented or otherwise modified prior to the date hereof.

“Senior Secured Note Purchasers” means the “Purchasers” as defined in the Senior Secured Note Purchase Agreement.

“Shared Contracts” shall mean all Contracts listed on Schedule 1.5, which Contracts relate in part, but not primarily, to the Business. For clarity, the Material License Agreements are not Shared Contracts.

“Solvent” shall mean: (a) the fair, salable value of Seller’s tangible assets is in excess of the total amount of its liabilities (including, for purposes of this definition, all liabilities, whether or not reflected on a balance sheet prepared in accordance with generally accepted accounting principles, and whether direct or indirect, fixed or contingent, secured or unsecured and disputed or undisputed); (b) Seller is able to pay its debts or obligations in the ordinary course as they mature; and (c) Seller has capital sufficient to carry on the operation of its businesses.

“Straddle Period” shall have the meaning specified in Section 11.3(b).

“Sublicense Revenue Payments” shall mean any and all consideration received by Purchaser or its Affiliates specifically for a license or sublicense of rights granted with respect to Copiktra, including license or distribution fees, milestone or option payments, or license maintenance fees.

“Subsidiary” shall mean, with respect to any Person, any Entity in which such Person has a fifty percent (50%) or greater interest.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) shall mean all forms of taxation imposed by any Tax Authority, including all national, state or local taxes (including income, value added, occupation, real and personal property, social security, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, occupation, premium or windfall profit taxes, escheat or unclaimed property, stamp duty, customs and other import or export duties, estimated and other taxes), assessments, charges, or similar amounts imposed by any Tax Authority, together with any interest, penalties and additions to tax imposed with respect thereto or imposed in connection with any failure to properly file a Tax Return.

“Tax Authority” shall mean a Governmental Authority responsible for the imposition, assessment or collection of any Tax (domestic or foreign).

“Tax Return” shall mean any report, return, statement, declaration, notice, certificate or other document filed or required to be filed with any Tax Authority in connection with the determination, assessment, collection or payment of any Tax.

“Territory” shall mean worldwide.

“Third Sales Milestone” shall have the meaning specified in Section 3.1(b).

“Total Net Sales” shall have the meaning specified in Section 3.1(b).

“Trade Secrets and Know-How” shall mean and include the following and all trade secret and other intellectual property rights in or to the following: technical information, know-how, data, materials, proprietary information and confidential information, including processing, manufacturing and marketing information, developments, inventions (whether patentable or unpatentable and whether or not reduced to practice), discoveries, processes, methods, practices, ideas, improvements, related papers, invention disclosures, blueprints, drawings, research data and results, flowcharts, diagrams, diagrams, protocols, studies, chemical compositions, formulae, diaries, notebooks, specifications, designs, methods of manufacture, processing techniques, data, databases and data collections, data processing techniques, compilations of information, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals, expertise and other technology applicable to formulations, compositions or products or to their manufacture, development, registration, use or marketing or to methods of assaying or testing them or processes for their manufacture, formulations containing them or compositions incorporating or comprising them, and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, nonclinical and clinical data, regulatory data and filings, instructions, processes, formulae, expertise and information, reports, documentation, notes, and other materials relevant to the research, development, manufacture, use, importation, offering for sale or sale of, or which may be useful in studying, testing, developing, producing or formulating, products, or intermediates for the synthesis thereof, and all claims and rights related thereto.

“Trademark Assignment” shall have the meaning specified in Section 4.2(c).

“Trademarks” shall mean any and all trademarks, service marks, trade dress, logos, product names, brand names, sub-brand names, slogans, trade names, including all common law trademark rights, and all applications and registrations for any of the foregoing, and all goodwill associated with any of the foregoing throughout the world.

“Transaction(s)” shall mean, collectively, the transactions contemplated by this Agreement.

“Transaction Agreements” shall mean this Agreement and the General Assignment and Bill of Sale, the Purchaser Assignment and Assumption Agreements, the IP Assignment, the Patent Assignment, the Trademark Assignment and the Transition Services Agreement.

“Transfer Taxes” shall mean all federal, state, local or foreign sales, use, transfer, real property transfer, mortgage recording, stamp duty, value-added or similar Taxes that may be imposed in connection with the Transaction.

“Treasury Regulation” shall mean the regulations promulgated under the Code by the United States Treasury and Internal Revenue Service.

“Unaudited Financial Statements” shall have the meaning specified in Section 8.1(b).

“Up-Front Purchase Price” shall have the meaning specified in Section 2.1.

“US PTCL Approval” shall have the meaning specified in Section 3.1(a).

“Usage Guidelines” shall have the meaning specified in Section 7.10(b).

“Valid Claim” means a claim of any (i) issued Patent that has not expired, lapsed, or been finally canceled or abandoned, been dedicated to the public or disclaimed or been held unenforceable, invalid or permanently canceled by a court or administrative agency of competent jurisdiction in an order or decision from which no appeal can be taken or from which no appeal was taken in the time permitted, including through opposition, re-examination, reissue or disclaimer or (ii) pending Patent application that has not been finally abandoned, finally rejected or expired (after the earlier of exhaustion of all appeals actually taken or the expiration of the time allowed for all appeals); provided, however, that if a claim of a pending Patent application has not issued within five (5) years after the earliest effective priority filing date for the Patent application from which such claim takes priority, such claim shall not constitute a Valid Claim for the purposes of this Agreement unless and until a Patent issues for such claim.

“VAT” shall mean (i) value added tax as provided for in the Value Added Tax Act 1994 of the United Kingdom and legislation supplemental thereto, TVA or any other system of value added tax as provided for in Council Directive 2006/112/EC applied in any Member State of the European Union and (ii) any other similar turnover, goods and services, consumption, sales or purchase, tax or duty levied by any other jurisdiction whether central, regional or local.

“Worker Notification Law” shall have the meaning specified in Section 1.3(c).